Exhibit 4.1

TERADATA SAVINGS PLAN

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS		2

1.1.	Account	2
1.2.	Administrator	2
1.3.	Affiliated Companies	2
1.4.	After-Tax Contributions	2
1.5.	After-Tax Contribution Account	2
1.6.	Beneficiary	3
1.7.	Board of Directors	3
1.8.	Break-in-Service	3
1.9.	Business Day	3
1.10.	Code	3
1.11.	Compensation	3
1.12.	Disabled	4
1.13.	Effective Date	4
1.14.	Eligible Employee	4
1.15.	Employee	5
1.16.	Employee Contributions	5
1.17.	Employer	5
1.18.	Employer Matching Contributions	6
1.19.	Employer Matching Contribution Account	6
1.20.	Employment Commencement Date	6
1.21.	ERISA	6
1.22.	Highly Compensated Employee	6
1.23.	Hour of Service	6
1.24.	Normal Retirement Date	8
1.25.	Participant	8
1.26.	Plan	9
1.27.	Plan Year	9
1.28.	Pre-Tax Contributions	9
1.29.	Pre-Tax Contribution Account	9
1.30.	Recordkeeper	9
1.31.	Rollover Account	9
1.32.	Rollover Contributions	9
1.33.	Severance From Service Date	9
1.34.	Spouse	10
1.35.	Teradata Common Stock	10
1.36.	Trust or Trust Fund	10
1.37.	Trustee	10
1.38.	Valuation Date	10
1.39.	Value	10
1.40.	Year of Service	10
1.41.	Additional Definitions in Plan	11

i

ARTICLE 2. PARTICIPATION		12

2.1.	Participation	12
2.2.	Reemployment After Termination	12
2.3.	Employees in a Bargaining Unit	12
2.4.	Inactive Participation	12

ARTICLE 3. PLAN CONTRIBUTIONS		13

3.1.	Employee Contributions	13
3.2.	Employer Matching Contributions	15
3.3.	Participant Rollover Contributions	15
3.4.	Time of Contribution	15
3.5.	Profits Not Required	16
3.6.	Make-Up Contributions for Participants on Military Leave	16

ARTICLE 4. NONDISCRIMINATION TESTS		17

4.1.	Non-Discrimination Test for Deferrals (ADP Test)	17
4.2.	Non-Discrimination Test for Employer Matching Contributions and After-Tax Contributions (ACP Test)	17
4.3.	Corrective Procedures to Satisfy Discrimination Tests	18
4.4.	Return of Contributions	18

ARTICLE 5. ACCOUNT ADMINISTRATION		21

5.1.	Types of Accounts	21
5.2.	Investment Options	21
5.3.	Participant Direction of Investments	21
5.4.	Allocation of Trust Fund Earnings and Losses to Participant Accounts	22
5.5.	Account Statements	22

ARTICLE 6. BENEFITS AND FORMS OF PAYMENT		23

6.1.	Eligibility for Benefits	23
6.2.	Time of Benefit Commencement	23
6.3.	Form of Payment	24
6.4.	Benefits for Terminated Participants	25
6.5.	Commencement of Payment	25

ARTICLE 7. WITHDRAWALS AND LOANS		26

7.1.	After-Tax and Rollover Withdrawals	26
7.2.	Hardship Withdrawal	26
7.3.	Loans	28
7.4.	Withdrawals After Age 59-1/2	30

ARTICLE 8. VESTING		31

8.1.	Vesting	31
8.2.	Changes in Vesting Schedule	31
8.3.	Forfeitures	32
8.4.	Reemployment	32

ARTICLE 9. LIMITATION ON CONTRIBUTIONS		34

9.1.	Maximum Annual Contribution to the Plan	34

ARTICLE 10. TOP HEAVY PROVISIONS		36

10.1.	Scope	36
10.2.	Top Heavy Status	36
10.3.	Minimum Contribution	38
10.4.	Limitation to Annual Additions in Top Heavy Plan	39
10.5.	Vesting	39

ARTICLE 11. ADMINISTRATION OF THE PLAN		40

11.1.	Responsibility for Plan Administration	40
11.2.	Asset Management Authority of the Employer	40
11.3.	Duties and Authority of the Administrator	40
11.4.	Plan Expenses	41
11.5.	Bonding and Insurance	42
11.6.	Maintenance of Written Records	42
11.7.	Scope of Authority	42
11.8.	Appeal Procedure	43

ARTICLE 12. TRUST FUND		44

12.1.	Contributions to the Trust Fund	44
12.2.	Trust Fund for Exclusive Benefit of Participants	44
12.3.	Trustee	44
12.4.	Investment Manager	44
12.5.	Voting of Proxies	45
12.6.	Voting Shares of Teradata Common Stock: Options and Other Rights	45

ARTICLE 13. AMENDMENT AND TERMINATION		49

13.1.	Amendment - General	49
13.2.	Amendment - Consolidation or Merger	49
13.3.	Termination of the Plan	49
13.4.	Allocation of the Trust Fund on Termination of Plan	49

ARTICLE 14. FIDUCIARIES		50

14.1.	Limitation of Liability of the Employer and Others	50
14.2.	Indemnification of Fiduciaries	50
14.3.	Scope of Indemnification	50

ARTICLE 15. ADOPTION BY AFFILIATED COMPANIES		51

15.1.	Adoption by Affiliated Companies	51
15.2.	Spin-Off of a Division	51
15.3.	Merger of an Employer	51
15.4.	Termination of Participation by an Employer	51
15.5.	Adoption by Non-Affiliated Companies	51

ARTICLE 16. MISCELLANEOUS PROVISIONS		52

16.1.	Facility of Payment	52
16.2.	Correction of Errors	52
16.3.	Missing Persons	52
16.4.	Domestic Relations Orders	52
16.5.	Plan Qualification	54
16.6.	Deductible Contribution	54
16.7.	Plan Administration - Miscellaneous	54

APPENDIX A		57

Participating Affiliated Companies		57

PREAMBLE

THIS TERADATA SAVINGS PLAN (hereinafter referred to as the “Plan”) is adopted effective October 1, 2007 by Teradata Corporation (hereinafter “Employer” or “Teradata”).

The Plan is a qualified profit sharing plan containing qualified cash or deferred arrangement and the Employer established this Plan effective October 1, 2007 to attract and retain Eligible Employees by providing them with an opportunity to save for their retirement.

The Plan shall be maintained for the exclusive benefit of covered employees, and is intended to comply with the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, and other applicable law.

Effective as of October 1, 2007, the accounts, and the related assets of the trust fund for the NCR Savings Plan, of all participants under the NCR Savings Plan who are employees or former employees of the Employer immediately after the spin-off of Teradata by NCR Corporation (the “Spin-Off”) (or who are on an approved leave of absence at the time of the Spin-Off and become employees of the Employer upon return to active employment).

ARTICLE 1.

DEFINITIONS

The following terms when used herein shall have the following meaning, unless a different meaning is plainly required by the context. Capitalized terms are used throughout the Plan text for terms defined by this and other sections.

1.1.	Account

“Account” means a Participant’s Pre-Tax Contribution Account, Employer Matching Contribution Account, After-Tax Contribution Account and Rollover Account.

1.2.	Administrator

“Administrator” means the person, persons or entity with the responsibility to administer the Plan, as provided in Article 11.

1.3.	Affiliated Companies

“Affiliated Companies” means

(a)	the Employer,

(b)	any other corporation which is a member of a controlled group of corporations which includes the Employer (as defined in Section 414(b) of the Code),

(c)	any other trade or business under common control with the Employer (as defined in Section 414(c) of the Code), or

(d)	an affiliated service group which includes the Employer (as defined in Section 414(m) of the Code).

For purposes of the limitation on benefits in Article 9, the determination of whether a corporation is an Affiliated Company will be made by modifying Sections 414(b) and (c) of the Code as specified in Section 415(h).

1.4.	After-Tax Contributions

“After-Tax Contributions” means that portion of a Participant’s Compensation which he or she elects to defer and authorizes to be contributed to the Plan by the Employer, and which shall be included in the Participant’s gross income.

1.5.	After-Tax Contribution Account

“After-Tax Contribution Account” means an account established and maintained by the Recordkeeper to hold a Participant’s After-Tax Contributions to the Plan.

1.6.	Beneficiary

“Beneficiary” means the person or persons designated to be the Beneficiary by the Participant in writing. Unless designated otherwise, the Beneficiary of a married Participant shall be his or her Spouse. In the event a married Participant designates someone other than his or her Spouse as Beneficiary, such initial designation or subsequent change shall be invalid unless the Spouse consents in a writing, which names the designated Beneficiary, acknowledges the effect of the designation, and is notarized, or witnessed by a Plan representative. If an unmarried Participant fails to designate a Beneficiary, or if the designated Beneficiary does not survive the Participant, the benefit will be paid in equal amounts to the first eligible category in the following order: (i) the Participant’s children, (ii) the Participant’s parents, (iii) the Participant’s brothers and sisters, (iv) the Participant’s estate or personal administrator. If a Participant designates his or her Spouse as beneficiary and subsequently is divorced or legally separated from such Spouse, the Spouse shall not be the Beneficiary if (i) the domestic relations order awarding the divorce or legal separation divests the Spouse of beneficiary rights to the Participant’s accounts under the Plan, or (ii) the state law of the state in which the divorce or legal separation is awarded divests former Spouses of beneficiary rights under beneficiary designations executed prior to the divorce or legal separation, as applicable.

1.7.	Board of Directors

“Board of Directors” shall mean the Board of Directors of Teradata Corporation.

1.8.	Break-in-Service

“Break-in-Service” means the period of time commencing at the Severance From Service Date and ending on the date the Employee again performs an Hour of Service for the Company; provided, however, such period shall commence one year later if a male or female Employee is absent due to pregnancy, birth or adoption of a child, or caring for a child immediately following birth or adoption.

1.9.	Business Day

“Business Day” means a day on which the New York Stock Exchange is open for trading.

1.10.	Code

“Code” means the Internal Revenue Code of 1986, as amended and including all regulations promulgated pursuant thereto.

1.11.	Compensation

“Compensation” for purposes of Articles 3 and 4 means amounts received during a Plan Year by an Employee from the Company through the U.S. payroll while actively employed that are currently includible in gross income for Federal income tax purposes, and sick pay and any salary deferral contributions made by the Company on behalf of the Employee for the Plan Year, including employee contributions to the Company’s Code

Section 125 cafeteria plan; but excluding expense reimbursements, retention and work completion bonuses, sign-on bonuses, fringe benefits, moving expense, deferred compensation, welfare benefits and severance pay. “Compensation” does not include amounts received after termination of employment, except that for participants who transfer employment directly from the Employer to an Affiliated Company, “Compensation” includes bonuses received from the Employer while employed by the Affiliated Company.

Notwithstanding the foregoing, a Participant’s Compensation for a Plan Year in excess of the amount prescribed for such Plan Year under Section 401(a)(17) of the Code (as adjusted for increases in the cost of living pursuant to Section 401(a)(17) of the Code and the regulations thereunder) shall not be taken into account for any purposes under the Plan. For 2007, the amount prescribed under Section 401(a)(17) of the Code is $225,000.

For purposes of the Section 415 limits of Article 9, for purposes of determining who is a Highly Compensated Employee and for purposes of Article 10 (Top Heavy Provisions), “Compensation” has the meaning set forth in Section 415(e)(3) of the Code, which also includes Participant Pre-Tax Contributions to this Plan and elective Employee contributions to a cafeteria plan described in Section 125 of the Code.

For Participants on foreign assignment, “Compensation” includes “notional pay,” which is the U.S. base salary of the Participant in effect when the Participant commences the foreign assignment, adjusted at any time the Participant’s salary is adjusted, to reflect the corresponding U.S. base salary which would be in effect for the Participant if the Participant were employed within the United States.

1.12.	Disabled

“Disabled” with respect to a Participant means that due to sickness, pregnancy, or accidental injury, established by objective medical evidence provided by the Participant, the Participant is receiving appropriate care and treatment from a doctor on a continuing basis, and that the Participant is unable to earn more than 80% of the Participant’s pre-disability earnings at the Participant’s own occupation for any employer in the Participant’s local economy.

1.13.	Effective Date

‘“Effective Date” means October 1, 2007.

1.14.	Eligible Employee

“Eligible Employee” means any Employee who is on the U.S. payroll of the Employer, but excluding:

(a)	an Employee in a collective bargaining unit represented by a labor union unless there is in existence an agreement making the Plan available to eligible employees in such unit.

(b)	a Leased Employee.

(c)	“payroll service or agency employees” as defined in the following sentence. “Payroll service or agency employee” means an individual (i) for whom the direct payor of compensation with respect to the performance of services for the Employer or any Subsidiary or Affiliate is any outside entity, including but not limited to a payroll service or temporary employment agency, rather than by the Teradata internal corporate payroll system or such other entity providing payroll services for Teradata, or (ii) who is paid directly by the Employer or any Subsidiary or Affiliate, but not through an internal corporate payroll system (e.g., through purchase order accounts). The determination whether an individual is a “payroll service or agency employee” shall be made solely according to the method of paying the individual for services, without regard to whether the individual is considered a common law employee of the Employer for any other purpose, and such determination will be within the discretionary authority of the plan administrator.

(d)	an employee classified as part-time (including intern, co-op or seasonal) unless the Employee completes an Eligibility Year in which more than 1,000 Hours of Service are worked. For this purpose, “Eligibility Year” initially means the first 12 months of employment, and then Plan Years, including the Plan Year commencing in the first 12 months of employment.

“Eligible Employee” also means any other employee of the Employer or an affiliated Employer who is listed in Appendix A to this Plan, which appendix may be amended at any time by the Senior Vice President, Human Resources.

1.15.	Employee

“Employee” means any person (other than a nonresident alien who receives no U.S. source income from the Employer) who is employed by the Employer as a common law employee and any leased employee within the meaning of Code Section 414(n)(2); provided, however, if leased employees constitute twenty percent or less of the Employer’s non-highly compensated work force, the term “Employee” shall not include a leased employee who is covered by a plan maintained by the leasing organization which meets the requirements of Code Section 414(n)(5).

1.16.	Employee Contributions

“Employee Contributions” means a Participant’s Pre-Tax Contributions and After-Tax Contributions.

1.17.	Employer

“Employer” means Teradata Corporation, a Delaware corporation. For purposes other than Articles 11, 12 and 13, the term “Employer” shall also include other employers as provided in Section 15.1 and 15.5.

1.18.	Employer Matching Contributions

“Employer Matching Contributions” means the contributions made to the Plan by the Employer as provided in Section 3.2.

1.19.	Employer Matching Contribution Account

“Employer Matching Contribution Account” means an account established and maintained by the Recordkeeper to receive a Participant’s share of Employer Matching Contributions to the Plan.

1.20.	Employment Commencement Date

“Employment Commencement Date” means the date on which an Employee first completes an Hour of Service for the Employer or an Affiliated Company during the current period of employment. For Employees of the Employer immediately after the Spin-Off (or who are on an approved leave of absence at the time of the Spin-Off and become employees of the Employer upon return to active employment, “Employment Commencement Date” means the date on which the Employee first completed an Hour of Service for NCR Corporation.

1.21.	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and including all regulations promulgated pursuant thereto.

1.22.	Highly Compensated Employee

“Highly Compensated Employee” means an Employee who is included in one of the following categories within the meaning of Section 414(q) of the Code:

(a)	an Employee who was a 5% owner of the Employer during the Plan Year or the preceding Plan Year; or

(b)	an Employee who received aggregate Compensation from all the Affiliated Companies in excess of $100,000 (or such other amount as may be in effect for such Plan Year under Code Section 414(q)(6)) in the preceding Plan Year.

A former Employee shall be considered a Highly Compensated Employee if he or she was a Highly Compensated Employee when he or she separated from service or at any time after attaining age 55.

1.23.	Hour of Service

“Hour of Service” means each hour for which an Employee is paid or entitled to payment for the performance of duties for the Employer or any Affiliated Company.

For purposes of determining whether an Employee classified as part-time (including intern, co-op, and seasonal) is an Eligible Employee, “Hour of Service” means:

(a)	An Eligible Employee shall receive credit under the Plan for each hour for which he is paid or entitled to payment by the Company for which no duties are performed due to the following periods of absence: vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty, or leave of absence.

No hour shall be credited under this Subsection (a), however, with respect to any such period of absence for which payment is made solely to comply with any applicable workers’ compensation, or unemployment compensation or disability insurance laws or for payments which solely reimburse an Employee for medical or medically-related expenses incurred by the Employee.

An Hour of Service credited under this Subsection (a) shall be subject to the following rules:

(1)	With respect to any such hours that are computed with specific reference to the length of time of the period of absence, the number of hours credited shall be the number of regularly scheduled working hours consistently determined with respect to all employees of the Company within the same job classification for the specific duration of the holiday, illness, etc. for which hours are to be credited. The hours shall be credited to the Year(s) of Service during which the absence occurred.

(2)	With respect to any such hours that are computed without regard to the length of time of the period of absence, the number of hours credited shall be equal to the amount of the payment made with respect to such period of absence divided by the Eligible Employee’s most recent hourly rate of compensation, or its equivalent. The hours shall be credited to the Year of Service during which the absence occurs; provided, however, that the Plan Administrator, following uniform rules, may pro rate such hours between the first two of any Years of Service which may be overlapped by such period of absence.

(3)	No Hours of Service shall be credited which exceed the number of hours regularly scheduled for the performance of duties during any period of absence as determined in accord with procedures consistently applied by the Plan Administrator with respect to all Eligible Employees within any one job classification.

(4)	In no event shall more than 501 Hours of Service be credited under this Subsection (a) unless otherwise specifically provided in Subsection (b) below.

(b)	In addition, an Eligible Employee shall be credited with Hours of Service for the following absences which are authorized by the Company whether paid or unpaid:

(1)	Periods of absence for sickness or disability shall be counted at the rate of the number of hours in his regularly scheduled work day with a weekly maximum equal to the number of hours in his regularly scheduled work week with an overall maximum of 52 weeks per period of such absence.

(2)	Periods of absence due to any other authorized leave of absence determined in accordance with uniform rules applicable to all employees of the Company similarly situated shall be counted at the rate of the number of hours in his regularly scheduled work day with a weekly maximum equal to the number of hours in his regularly scheduled work week.

(3)	Periods of absence for service in the Armed Forces of the United States if the Employee returns to employment with the Company within 90 days of the first opportunity to do so, shall be counted at the rate of the hours in his regularly scheduled work day with a weekly maximum equal to the hours in his regularly scheduled work week.

(c)	For purposes of computing compensated hours, hours of pay at premium rates shall count only as straight time hours.

(d)	The term “Hour of Service” shall include each hour for which back pay, irrespective of mitigation of damages, has been awarded or agreed to by the Company or an Affiliated Company. No credit shall be given for such Hours of Service for hours which may be credited under any other provision of this Section 1.23. No more than 501 Hours of Service shall be credited for any period of time during which back pay has been awarded, if during such period an Eligible Employee did not or would not have performed duties for the Company. Back pay shall be awarded with respect to the Year of Service to which the award or agreement for back pay pertains.

(e)	Hours of Service shall be calculated in accordance with regulations under 29 CFR 2530-200b-2 which are incorporated herein by reference.

1.24.	Normal Retirement Date

“Normal Retirement Date” means the Participant’s sixty-fifth (65th) birthday.

1.25.	Participant

“Participant” means any Eligible Employee who qualifies for participation pursuant to Article 2. A non-vested Participant shall cease to be a Participant on the date he or she incurs a one-year Break-in-Service. A vested Participant shall cease to be a Participant when his or her benefit payments are completed.

1.26.	Plan

“Plan” means the Teradata Savings Plan either in its present form or as amended from time to time.

1.27.	Plan Year

The first Plan Year shall be a short Plan Year commencing on the Effective Date and ending on December 31, 2007; thereafter the Plan Year shall be the 12-month period beginning on each January 1 and ending on the next December 31.

1.28.	Pre-Tax Contributions

“Pre-Tax Contributions” means that portion of a Participant’s Compensation which he or she elects and authorizes, or is deemed to elect to defer and authorize, to be contributed to the Plan by the Employer, and which shall not be included in the Participant’s gross income.

1.29.	Pre-Tax Contribution Account

“Pre-Tax Contribution Account” means an account established and maintained by the Recordkeeper to receive a Participant’s Pre-Tax Contributions to the Plan.

1.30.	Recordkeeper

“Recordkeeper” means the entity appointed by the Administrator to maintain records of Participant Accounts and perform administrative functions related to such recordkeeping.

1.31.	Rollover Account

“Rollover Account” means an account established and maintained by the Recordkeeper to hold a Participant’s Rollover Contribution to the Plan.

1.32.	Rollover Contributions

“Rollover Contributions” means a Participant’s account balances under a similar plan sponsored by a former employer which are deposited in this Plan.

1.33.	Severance From Service Date

“Severance From Service Date” means the earlier of the date on which an Employee quits, is discharged, or dies, or the first anniversary of absence from work for any other reason, except that a Participant on a military leave of absence from the Employer or any Affiliated Company for qualified military service, within the meaning of Chapter 43 of Title 38, United States Code, who is reemployed by the Employer or any Affiliated Company as provided in that chapter following such service, with not incur a Severance From Service Date during the military leave of absence.

1.34.	Spouse

“Spouse” means a person of the opposite sex who is a husband or a wife.

1.35.	Teradata Common Stock

“Teradata Common Stock” means the shares of the $0.01 par value common stock of Teradata Corporation as may be authorized from time to time, or issued upon a change of shares of such common stock or any other shares, whether in subdivision or combination thereof and whether as a part of a classification or reclassification thereof, or otherwise, and which may or may not be duly registered with the Securities and Exchange commission or listed on the New York Stock Exchange.

1.36.	Trust or Trust Fund

“Trust or Trust Fund” means the trust fund into which shall be paid all contributions and from which all benefits shall be paid under this Plan.

1.37.	Trustee

“Trustee” means the trustee or trustees who receive, hold, invest, and disburse the assets of the Trust in accordance with the terms and provisions set forth in a trust agreement.

1.38.	Valuation Date

“Valuation Date” means each Business Day and any other day which the Plan Administrator may designate from time to time.

1.39.	Value

“Value” means (a) as used generally, the fair market value, and (b) as used with respect to a share of Teradata Common Stock on any date, the closing sale price of a share of Teradata Common Stock on the New York Stock Exchange on such date, or if there is no sale of Teradata Common Stock on such exchange on such date, the average of the bid and asked prices at the closing of trading on such date.

1.40.	Year of Service

“Year of Service” means each 12 month increment of a Participant’s Period of Service. “Period of Service” means the period of time commencing with the date on which an Employee first completes an Hour of Service for the Employer or an Affiliated Company and ending on the Severance from Service Date. Non-successive periods are aggregated to determine an Employee’s total Period of Service.

A Participant’s Period of Service shall include periods not in service due to a “Temporary Termination.” A Temporary Termination occurs if a Participant is rehired and actively employed within one year after a Severance From Service Date.

For vesting and participation purposes, an Employee’s Period of Service shall also include Periods of Service with an Affiliated Company, and where the Company maintains the plan of a predecessor employer, service for such predecessor employer shall be treated as service for the Company as required by the Code.

For Employees of the Employer immediately after the Spin-Off (or who are on an approved leave of absence at the time of the Spin-Off and become employees of the Employer upon return to active employment, all years of service recognized under the NCR Savings Plan covering the Employee at the time of transfer, hire or rehire will be recognized under this Plan.

1.41.	Additional Definitions in Plan

	Section
ACP Test	4.2
ADP Test	4.1
Aggregate Account	10.2	(e)
Aggregation Group	10.2	(h)
Annual Additions	9.1
Claimant	11.8	(b)
Determination Date	10.2	(c)
Investment Manager	12.4
Key Employee	10.2	(g)
Lump Sum	6.3	(a)
Present Value of Accrued Benefits	10.2
Qualified Domestic Relations Order	16.4
Super Top Heavy	10.2	(b)
Teradata Unitized Stock Fund	5.2
Top Heavy	10.2	(a)
Valuation Date (for Top Heavy)	10.2	(d)

ARTICLE 2.

PARTICIPATION

2.1.	Participation

Except as set forth below, an Eligible Employee shall become a Participant in accordance with enrollment procedures established by the Plan Administrator. Each Eligible Employee may become a Participant in this Plan on the first payday following the commencement of employment with the Employer, or, if later, the date on which he or she becomes an Eligible Employee. An Eligible Employee classified as part-time (including intern, co-op and seasonal) may become a Participant on the next January 1 or July 1 after completing an Eligibility Year in which 1,000 hours of Service are worked.

Notwithstanding the foregoing, participants in the NCR Savings Plan prior to the Spin-Off who become Employees or former employees of the Employer pursuant to the Spin-Off, shall become Participants in the Plan as of the Effective Date, or such later date when such Employees become Employees of the Employer following a return to work from an approved leave of absence that commenced prior to the Spin-Off.

2.2	Reemployment After Termination

Upon the reemployment of a terminated former Participant as an Eligible Employee, he or she may immediately become a Participant by following enrollment procedures established by the Plan Administrator.

An Employee who terminates prior to becoming a Participant and is later reemployed may become a Participant after satisfying the requirements of Section 2.1.

2.3.	Employees in a Bargaining Unit

An Employee belonging to a collective bargaining unit, which has entered an agreement with the Employer that does not provide for retirement benefits under this Plan, shall not qualify for participation. If such an Employee is a Participant when such an agreement is entered, the Employee shall cease active participation on the effective date of the bargaining agreement. If such an agreement provides for Plan participation, a covered Employee may continue or resume participation.

2.4.	Inactive Participation

If a Participant transfers to a position with the Employer or an Affiliated Company in which he or she is not an Eligible Employee, the Participant shall not make Employee Contributions to the Plan, but his or her Account Balances will not be distributed until termination of employment with the Company or Affiliated Company. If such a Participant transfers back to a position in which he or she is again an Eligible Employee, he or she may resume making Employee Contributions to the Plan as of the first of any month following re-enrollment in the Plan.

ARTICLE 3.

PLAN CONTRIBUTIONS

3.1.	Employee Contributions

(a)	Authorization of Payroll Deductions

A Participant who desires to make payroll deduction contributions pursuant to this Section 3.1(a) shall authorize the Employer to make payroll deductions equal to a whole percentage of Compensation between 1% and the applicable maximum total contribution shown in the chart below, and shall specify the percentage which shall be contributed as a Pre-Tax Contribution (not in excess of the applicable maximum Pre-Tax Contribution shown in the chart below), and the percentage which shall be contributed as an After-Tax Contribution, which shall not exceed the difference between the amount of the Pre-Tax Contributions and the applicable maximum total contribution. Payroll deductions shall be based on Compensation for each payroll period, and shall become effective as soon as administratively possible. Payroll deductions shall be deducted from Participant Compensation each payroll period, except for any period in which the authorized amount exceeds the amount remaining after other payroll deductions.

Maximum Prior Year Compensation	Maximum Pre-Tax Contribution	Maximum After-Tax Contribution	Total Contribution
Less than $100,000	50%	50%	50%
$100,000 and over	16%	4%	20%

For purposes of the above chart, a Participant’s maximum Pre-Tax Contribution shall be determined according to the prior year’s total Compensation received from the Employer. For a newly hired Participant, the base salary in effect on the date of hire shall be used instead of prior year Compensation. For those Employees who were participants in the NCR Savings Plan prior to the Spin-Off who become Participants in the Plan as of the Effective Date, or such later date when such Employees become Employees of the Employer following a return to work from an approved leave of absence that commenced prior to the Spin-Off, their maximum Pre-Tax Contribution for 2007 shall be determined according to their prior year’s total compensation received from NCR.

(b)	Deemed Authorization of Payroll Deductions

An Eligible Employee who satisfies the participation requirements of Section 2.1 shall be deemed to have elected to have Pre-Tax Contributions made on his or her behalf at a rate equal to 3% of Compensation, effective as soon as administratively practicable coincident with or next following satisfaction of the participation requirements of Section 2.1, unless the Eligible Employee elects otherwise prior to satisfaction of such requirements in the time and manner prescribed by the Administrator. Notwithstanding the foregoing, any Eligible Employee who satisfies the participation requirements of Section 2.1 on the Effective Date, or such later date when such Eligible Employee becomes an Employee of the Employer following a return to work from an approved leave of absence that commenced prior to the Spin-Off, or such later date on which such Eligible Employee becomes an Employee of Teradata, shall be deemed to have elected to have Pre-Tax Contributions made on his or her behalf at a rate equal to the Pre-Tax Contribution rate in effect under the NCR Savings Plan on the last date on which such Eligible Employee was an active participant in the NCR Savings Plan, unless the Eligible Employee elects otherwise in the time and manner prescribed by the Administrator.

(c)	Maximum Dollar Contribution

Notwithstanding the foregoing, Pre-Tax Contributions to this Plan (and any other plans of Affiliated Companies subject to Section 402(g) of the Code) for any calendar year shall not exceed the maximum dollar limitation on elective deferrals under Section 402(g) of the Code in effect for such calendar year (as adjusted for increases in the cost of living pursuant to Code Section 402(g) and the regulations thereunder) For 2007, the maximum dollar limitation on elective deferrals under Section 402(g) of the Code is $15,500.

(d)	Participant Modification of Deduction Percentage

The payroll deduction percentages authorized by a Participant shall continue in effect regardless of changes in Compensation until the Participant elects to change the percentage. A Participant may change the percentages, discontinue contributions or resume contributions by following procedures established by the Plan Administrator. Any such change will become effective as soon as administratively practical thereafter.

(e)	Employer Deposit of Employee Contributions

The Employer shall contribute to the Plan on behalf of each active Participant an amount equal to 100% of the payroll deduction amount pursuant to the Participant’s payroll deduction authorization for each payroll period. Participant contributions shall be credited to the Participant’s Pre-Tax Contribution Account or After Tax Contribution account, as applicable.

The Employer shall pay the Employee Contributions for each payroll period in cash to the Trustee within a reasonable time after the payroll period.

(f)	Employee Catch-Up Contributions

All Employees who are eligible to make elective contributions under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the required limitations in Section 3.1(b), Maximum Dollar Contribution, and ARTICLE 9, Limitation on Contributions. The Plan shall not be treated as failing to satisfy the requirements in Section 4.1, Non-Discrimination Test for Deferrals (ADP Test), ARTICLE 10, Top-Heavy Provisions, or Section 410(b) of the Code, by reason of the making of such catch-up contributions.

Such catch-up contributions, including any amounts that are recharacterized as Pre-Tax Contributions subject to the limitations in Section 3.1(b), Maximum Dollar Contribution, shall not be eligible for an Employer Matching Contribution. Catch-up contributions shall be limited to 60% of an eligible Participant’s Compensation.

3.2.	Employer Matching Contributions

The Employer shall make an Employer Matching Contribution for each payroll cycle in an amount equal to 100% of the first 4% and 50% of the next 2% (5%-6%) of each Participant’s Compensation contributed as Employee Contributions during such payroll cycle not in excess of the limits contained in Sections 3.1(b) (Maximum Dollar Contributions) and 4.1 (ADP Test). This Employer Matching Contribution shall be credited to the Participant’s Employer Matching Contribution Account.

The Employer shall pay the Employer Matching Contributions for each payroll cycle to the Trustee within a reasonable time after such payroll cycle.

3.3.	Participant Rollover Contributions

A Participant may request in writing acceptance of a rollover amount from another qualified plan or conduit Individual Retirement Account (IRA), or a Section 403(b) plan or a Section 457(b) plan maintained by a governmental employer. The amount must be directly transferred from another qualified plan or rolled over by the Participant within 60 days of receiving the distribution from the other plan or conduit IRA, or such other time period as may be permitted by the IRS due to hardship. The Administrator has total discretion over acceptance of such amounts into this Plan; provided, rollovers of any type of property other than cash will not be accepted. In the event a Participant is permitted to contribute a rollover amount, such amount shall be allocated to a separate, fully vested Rollover Account.

A Participant who has not requested distribution of his or her Accounts under the Plan may request in writing acceptance by the Plan of a direct transfer as a rollover contribution of a lump sum distribution of the Participant’s PensionPlus benefit from the NCR Pension Plan.

3.4.	Time of Contribution

In no event shall Employer contributions for any Plan Year be made later than the time prescribed by law (i) for the deduction of such contributions for purposes of federal income tax, as determined by the applicable provisions of the Code, or (ii) for making such contributions under a cash or deferred arrangement (within the meaning of Section 401(k) of the Code).

3.5.	Profits Not Required

The Employer shall make all contributions to the Plan without regard to current or accumulated earnings and profits for the taxable year ending with or within such Plan Year. Notwithstanding the preceding sentence, the Plan shall continue to be designed to qualify as a profit sharing plan for purposes of Sections 401(a), 402, 412 and 417 of the Code.

3.6.	Make-Up Contributions for Participants on Military Leave

If a Participant takes a military leave of absence from the Employer for qualified military service, within the meaning of Chapter 43 of Title 38, United States Code, and is reemployed by the Employer as provided in that chapter following such service, the Participant may “make-up” Employee contributions to the Plan that could have been made during the Plan Years of the qualified military service, as provided in the Uniformed Services Employment and Re-Employment Rights Act of 1994. The make-up contributions may be made within five years after resuming active employment (or within a period equal to three times the Participant’s qualified military service, if less than five years), and will be subject to all limitations in effect for the Plan Years to which the make-up contributions relate. The Employer will make Employer Matching Contributions with respect to such make-up Employee Contributions. The make-up contributions will be calculated according to the compensation the Participant would have earned but for the qualified military service. If such compensation is not readily ascertainable, the average compensation earned by the Participant during the 12 month period immediately prior to the qualified military service, or, if shorter, the period of the Participant’s employment with the Employer, will be used. For those Participants who were employees of NCR Corporation prior to the Spin-Off and who become Participants in the Plan as of the Effective Date, or such later date when such Participants become Employees of the Employer following a return to work from an approved leave of absence that commenced prior to the Spin-Off, their compensation received from NCR will also be taken into account in determining the Participants’ make-up contributions.

ARTICLE 4.

NONDISCRIMINATION TESTS

4.1.	Non-Discrimination Test for Deferrals (ADP Test)

For each Plan Year, the Plan must meet one of the actual deferral percentage (hereinafter “ADP”) tests described below to satisfy the non-discrimination requirement. For purposes of this ADP test, Eligible Employees who do not qualify for participation pursuant to Section 2 shall not be considered.

(a)	The ADP for the group of Eligible Employees who are Highly Compensated Employees does not exceed the ADP for all other Eligible Employees multiplied by 1.25; or

(b)	The ADP for the group of Eligible Employees who are Highly Compensated Employees (i) is not more than two percentage points higher than the ADP for all other Eligible Employees and (ii) does not exceed the ADP for all other Eligible Employees multiplied by 2.

The ADP for a specified group of Eligible Employees shall be the average of the ratios (calculated separately for each Employee in the group to the nearest one-hundredth of one percent of the Employee’s Compensation) of (i) Participant Pre-Tax Contributions to (ii) the Employee’s Compensation earned while a Participant, determined in accordance with Code Section 401(k) and regulations pursuant thereto.

For purposes of the ADP tests, the definition of “Compensation” may be modified to mean any definition of compensation that complies with Section 414(s) of the Code.

If for any Plan Year a Highly Compensated Employee is also eligible to participate in another cash or deferred arrangement maintained by any Affiliated Company, then the ADP of such Highly Compensated Employee shall be determined by treating all the cash or deferred arrangements in which he or she is eligible to participate and this Plan as one arrangement.

4.2.	Non-Discrimination Test for Employer Matching Contributions and After-Tax Contributions (ACP Test)

For each Plan Year the Plan must meet one of the average contribution percentage (hereinafter “ACP”) tests described below to satisfy this non-discrimination requirement. For purposes of this ACP test, Eligible Employees who do not qualify for participation pursuant to Article 2 shall not be considered.

(a)	The ACP for the group of Eligible Employees who are Highly Compensated Employees does not exceed the ACP for all other Eligible Employees multiplied by 1.25; or

(b)	The ACP for the group of Eligible Employees who are Highly Compensated Employees (i) is not more than two percentage points higher than the ACP for all other Eligible Employees and (ii) does not exceed the ACP for all other Eligible Employees multiplied by 2.

The ACP for a specified group of Eligible Employees shall be the average of the ratios (calculated separately for each Employee in the group to the nearest one-hundredth of one percent of the Employee’s Compensation) of (i) Employer Matching Contributions on behalf of each such Employee and the Employee’s After-Tax Contributions, if any, to (ii) the Employee’s Compensation earned while a Participant, determined in accordance with Code Section 401(m) and regulations pursuant thereto.

For purposes of the ACP tests, the definition of “Compensation” may be modified to mean any definition of Compensation that complies with Section 414(s) of the Code.

If for any Plan Year a Highly Compensated Employee is also eligible to participate in another plan offering employer matching contributions and/or after-tax contributions maintained by any Affiliated Company, the ACP of such Highly Compensated Employee shall be determined by aggregating all such contributions.

4.3.	Corrective Procedures to Satisfy Discrimination Tests

If at any time during a Plan Year the Administrator determines on a projected basis that it is necessary to reduce the Participant Pre-Tax Contributions, After-Tax Contributions or Employer Matching Contributions to satisfy the dollar limit on annual deferrals, the ADP non-discrimination test, or the ACP non-discrimination test, it shall have the authority to do so in such amounts and for such periods of time as it deems necessary under the circumstances.

The Administrator, in its sole discretion, may elect to aggregate Employer Matching Contributions with Pre-Tax Employee Contributions to the extent necessary to satisfy the ADP discrimination test provided such aggregation does not itself result in discrimination. Notwithstanding any Plan provisions to the contrary, any Employer contributions so aggregated shall be 100% vested, may not be withdrawn upon hardship, and the ACP test must be passed without taking such Employer contributions into account.

4.4.	Return of Contributions

(a)	Mistake of Fact

If the amount of contribution made to the Plan by the Employer for any Plan Year is in excess of the amounts required under Article 3, and such excess payment is due to mistake of fact, the Employer shall have the right to recover such excess contribution within one year after the date the contribution is made to the Trustee. The return of a contribution shall be permitted hereunder only if the amount so returned (i) is the excess of the amount actually contributed over the amount which would have otherwise been contributed, (ii) does not include the Compensation attributable to such contribution, and (iii) is reduced by any losses attributable to such contribution.

(b)	Contributions in Excess of Dollar Limitation

An excess deferral exists for a Participant if Pre-Tax Contributions under this Plan together with any other plans subject to the maximum dollar limitation on elective deferrals under Section 402(g) of the Code for any calendar year exceed such dollar limitation in effect for such calendar year (as adjusted for increases in the cost of living pursuant to Code Section 402(g) and the regulations thereunder). For 2007, the maximum dollar limitation on elective deferrals under Section 402(g) of the Code is $15,500.

In the event an excess deferral exists in plans maintained by the Employer (and Affiliated Companies, if applicable) such excess deferral, adjusted for investment gains or losses during the calendar year (using the method described in Section 5.5), less amounts previously returned pursuant to subparagraph (c), shall be distributed no later than April 15 following the calendar year in which the excess deferral occurred.

In the event an excess deferral exists in plans maintained by the Employer and any unrelated employers, and a Participant submits a written request for a return of excess deferrals by March 1 following the calendar year in which an excess deferral occurs, the Administrator shall distribute such excess deferral, adjusted for investment gains or losses during the calendar year (using the method described in Section 5.5), less amounts previously returned pursuant to subparagraph (c), no later than April 15 following the calendar year in which the excess deferral occurred. Such written request shall contain information which the Administrator requires.

(c)	ADP Excess Contribution

An ADP excess contribution exists if contributions under this Plan on behalf of Highly Compensated Employees fail to meet the ADP test described in Section 4.1. Within twelve months after the end of the Plan Year for which there is an excess, the total contributions which exceed the ADP limitation, adjusted for earnings and losses during the calendar year (using the method described in Section 5.5), less amounts previously returned pursuant to subparagraph (b), shall be determined by reducing each Highly Compensated Employee’s deferral in the order of deferral percentages beginning with the highest. Then, the total amount will be refunded to the Highly Compensated Employees by reducing the dollar amounts contributed, in increments, beginning with the highest and then continuing with the next highest as the ceiling declines, until the total amount has been refunded. Pre-Tax Contributions distributed under this provision shall not be eligible for Employer Matching Contributions.

(d)	ACP Excess Contributions

An ACP excess contribution exists if contributions under this Plan on behalf of Highly Compensated Employees fail to meet the ACP test described in Section

4.2. Within twelve months after the end of the Plan Year for which there is an excess, the total After-Tax Contributions, and then the total Employer Matching Contributions of Highly Compensated Employees which exceed the ACP limitation shall be determined by reducing each Highly Compensated Employee’s contributions, beginning with the highest contribution percentage and then continuing with each next lower percentage as the ceiling declines. Then, the total amount will be refunded to the Highly Compensated Employees by reducing the dollar amounts contributed, in increments, beginning with the highest and then continuing with the next highest as the ceiling declines, until the total amount has been refunded as follows:

(1)	Any amount reduced from After-Tax Contributions shall be distributed, with related earnings, to the Employee to whom it applies.

(2)	Any amount reduced from Employer Matching Contributions shall be forfeited, with related earnings, to the extent of any unvested balance in the Employer Matching Contribution Account of the Employee to whom it applies. The unvested balance shall be determined before the reduction. Amounts so forfeited shall be applied to pay Plan expenses or offset future Employer Matching Contributions.

(3)	Any amount reduced from Employer Matching Contributions not forfeited under (2) above shall be adjusted for earnings and losses during the Plan Year (using the method described in Section 5.5 on a last-in/first-out basis) and distributed to the Employee to whom it applies.

(e)	Vesting Exception

Notwithstanding the vesting provisions of Article 8, a Participant shall not have a nonforfeitable right to excess contributions which are returned, adjusted or forfeited pursuant to this Section 4.5.

ARTICLE 5.

ACCOUNT ADMINISTRATION

5.1.	Types of Accounts

All contributions shall be made to the Trust Fund which will have the following types of accounts for each Participant:

(a)	Pre-Tax Contribution Account

(b)	After-Tax Contribution Account

(c)	Employer Matching Contribution Account

(d)	Rollover Account

5.2.	Investment Options

The Trust Fund shall be divided into one or more investment funds, including an investment fund which shall be invested primarily in Teradata Common Stock (the “Teradata Unitized Stock Fund”). Any fund may hold for investment any assets permitted by the terms of the Trust Agreement, including without limitation, cash or other types of short-term investments. Investment funds may be established or eliminated by agreement between the Employer and the Trustee.

5.3.	Participant Direction of Investments

Each Participant shall direct the investment of his or her Accounts among the available investment funds. An investment direction shall remain effective with regard to all subsequent amounts credited to a Participant’s Account, until changed in accordance with the provisions of this section. An investment direction shall apply proportionately to all of a Participant’s Accounts. A Participant who fails to direct the investment of his or her Accounts, shall be deemed to have directed the investment of his or her Accounts in the applicable default investment option selected by the Employer.

(a)	When Participation Commences

When participation commences, a Participant shall allocate future contributions to his or her Account among the investment funds in 1% increments by giving direction to the Recordkeeper.

(b)	Changing Investment Allocations

A Participant may change his or her investment election with respect to existing Account balances and/or future contributions as of any Business Day, in 1% increments by giving direction to the Recordkeeper. The Plan Administrator or Recordkeeper may place restrictions or limitations on the timing or number of investment changes as reasonably necessary for appropriate fund management.

5.4.	Allocation of Trust Fund Earnings and Losses to Participant Accounts

As of each Business Day, any increase or decrease in the fair market value (including interest, dividends, realized and unrealized gains and losses) of any fund shall be allocated among the Participant Accounts on the basis of the interests in the particular fund held in the Accounts as of such day.

Notwithstanding the foregoing, in the event a terminated Participant has received a distribution of his or her vested benefit, the nonvested portion of his or her Participant’s Account shall not be credited with Trust Fund earnings and losses pursuant to this section after the date of the distribution.

5.5.	Account Statements

Each Participant shall be provided with a statement of his or her Accounts under the Plan showing the Account values as of each calendar quarter. If within thirty (30) days after the statement is mailed (or electronically delivered if so elected by the Participant) the Participant makes no objection to the statement, it shall become binding and conclusive on the Participant and any Beneficiary.

ARTICLE 6.

BENEFITS AND FORMS OF PAYMENT

6.1.	Eligibility for Benefits

A Participant shall be eligible to receive a distribution of his or her Accounts, to the extent vested, upon termination of employment with the Employer and any Affiliated Companies. A Participant’s Beneficiary shall be eligible to receive a distribution of the Participant’s Accounts upon the death of the Participant.

Notwithstanding the foregoing, in the event a Participant again becomes an Employee before benefits commence, he or she shall no longer be eligible to receive a distribution.

6.2.	Time of Benefit Commencement

(a)	Benefit Commencement

Benefits shall be paid as soon as practical following a request for benefit commencement. Participants and Beneficiaries may request benefit commencement as described below.

(1)	Participant

A Participant who is eligible for benefits may request benefit commencement by contacting the Recordkeeper. Benefits may commence at any time following termination of employment with the Employer, however, benefits must commence on or before the date the Participant attains or would have attained age 70-1/2. If a Participant who has terminated employment fails to request benefit commencement, he or she shall be deemed to have requested that benefits commence on the date the Participant attains or would have attained age 70-1/2.

If a Participant remains employed by the Employer past age 70-1/2 and the Participant is not a 5% owner of the Employer, his or her benefits shall commence on the first of the month after the date of termination of employment.

(2)	Beneficiary

A Beneficiary who is eligible for benefits shall receive benefits within a reasonable time following the Participant’s death, in the form of a Lump Sum. A Beneficiary who is the surviving Spouse of the Participant may also elect a direct rollover as described in Subsection 6.3(d), Direct Transfer.

(b)	Amount of Payment

The amount distributed shall be based on the Account balance determined as soon as practical following a request for benefit commencement.

Distributions will be made in cash, except that if a Lump Sum distribution is elected, a Participant may elect to receive the portion of his or her Accounts invested in the Teradata Unitized Stock Fund in whole shares of the applicable common stock, with any fractional shares distributed in cash.

(c)	Small Benefits

Notwithstanding any election to commence benefits or lack thereof, a benefit which is $1,000 or less (or such other limit as may be set by statute) at the time benefits commence shall be distributed in a lump sum within 90 days following termination of employment, death or becoming Disabled, without Participant or Beneficiary consent.

6.3.	Form of Payment

The following forms of payment are available to Participants under this Plan:

(a)	Lump Sum

A Lump Sum distribution shall be a single sum payment which represents the Participant’s vested interest in the Plan.

(b)	Installments

Installment payments made quarterly in accordance with the Participant’s election, for 5, 10, or 15 years or for the life expectancy of the Participant. A Participant may not elect an installment period that exceeds his or her life expectancy. Each installment payment shall be determined by dividing the total value of the Participant’s Accounts immediately before the installment is paid by the number of such remaining installments (including that installment). The Participant’s Accounts which are not yet distributed shall continue to be credited with investment earnings and losses pursuant to section 5.5. A Participant who has elected to receive installment payments may at any time request that the remaining installments be accelerated and paid in a single lump sum.

(c)	Direct Transfer

A Participant may elect to have any portion of an Eligible Rollover Distribution that is equal to at least $500 paid directly to an Eligible Retirement Plan specified by the Participant, in a direct rollover.

For purposes of this subsection (d), “Eligible Rollover Distribution” means any distribution to a Participant or surviving Spouse of a Participant, other than (1)

installment payments made for life, the life expectancy of the participant, or over a period of ten years or more; (2) the amount of any distribution required under Section 401(a)(9) of the Code; and (3) any other distribution that is reasonably expected to total less than $200 during a year.

For purposes of this subsection (d), “Eligible Retirement Plan” means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, an annuity plan described in Section 403(b) of the Code, a plan described in Section 457(b) of the Code maintained by a governmental employer or a qualified plan described in Section 401(a) of the Code, that accepts the Participant’s eligible rollover distribution. In the case of an Eligible Rollover Distribution to the surviving Spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

(d)	Minimum Required Distributions

If a Participant is required to commence benefits due to attaining age 70-1/2 and does not elect a form of distribution, the benefits shall be paid according to the minimum distribution requirements of Section 401(a)(9) of the Code and the regulations thereunder.

6.4.	Benefits for Terminated Participants

Benefits under the Plan shall be determined and paid in accordance with the provisions of the Plan in effect on the Participant’s most recent date of termination of employment.

6.5.	Commencement of Payment

(a) Unless a Participant elects otherwise, the payment of benefits shall commence no later than 60 days after the end of the Plan Year in which the latest of the following occurs:

(1)	the date the Participant attains age 65,

(2)	the tenth anniversary of the year in which the Participant commenced participation in the Plan, or

(3)	the Participant terminates employment with the Employer;

provided, however, that the Administrator shall require such a Participant to file a claim for benefits before such payment of benefits shall commence. If the Participant fails to file a claim for benefits prior to the latest to occur of the events listed above, the Participant shall be deemed to have elected to defer such distribution until a date no later than the dates required under Subsection (b).

(b) Payments shall not commence later than April 1 following the calendar year in which the Participant attains age 70-1/2, if the Participant (1) has terminated employment with the Employer, or (2) has not terminated employment and is a 5% owner of the Employer.

ARTICLE 7.

WITHDRAWALS AND LOANS

7.1.	After-Tax and Rollover Withdrawals

A Participant may withdraw all or a portion of his or her After-Tax Contributions Account and Rollover Account, with earnings, not more than twice in any calendar year, by submitting an application to the Recordkeeper. If a Participant withdraws After-Tax Contributions that were matched by the Employer, the Participant may not make Employee Contributions to the Plan for twelve months after the withdrawal. Withdrawals will be paid in cash.

7.2.	Hardship Withdrawal

(a)	Availability

Prior to termination of employment, a Participant may apply for a hardship withdrawal of his or her Employee Contributions.

All hardship withdrawals are subject to Administrator approval, and will be paid in cash. A hardship withdrawal may not be rolled over to another qualified plan or Individual Retirement Account. A hardship withdrawal shall only be approved if it is for a specific type of expense and if it is necessary to satisfy such expense.

(b)	Hardship Expenses

Hardship withdrawals are available only to pay for the following expenses (including any penalties and taxes incurred as a result of the hardship distribution):

(1)	expenses for medical care described in Code Section 213(d) incurred by the Participant, or his or her Spouse or dependents (as defined in Code Section 152) or amounts necessary for such persons to obtain such medical care;

(2)	purchase (excluding mortgage payments) of a principal residence for the Participant;

(3)	tuition and related educational fees for the next twelve months of post-secondary education for the Participant, his or her Spouse, children, or dependents;

(4)	preventing eviction of the Participant from his or her principal residence or foreclosure on the mortgage of the Participant’s principal residence;

(5)	payment of unreimbursed expenses for maintaining the structural integrity of the Participant’s principal residence; or

(6)	payment of funeral expenses for a dependent (as defined in Code Section 152) of the Participant.

(c)	Determination of Necessity

A distribution shall be deemed to be necessary to satisfy an expense described in 7.2(b) above if both of the following requirements are satisfied:

(1)	the distribution is not in excess of the amount of such expense (including any excise tax or income tax liability arising from the distribution); and

(2)	the Participant has obtained all distributions (other than hardship distributions), and all nontaxable loans currently available under all plans maintained by the Employer, except that a Plan loan will not be required for the purchase of a principal residence if the loan may disqualify the Participant from obtaining other necessary financing.

(d)	Order of Withdrawal

A hardship distribution shall be deducted from the Participant’s Accounts in the following order:

(1)	Unmatched After-Tax Contributions, prorated between contributions and earnings.

(2)	Matched After-Tax Contributions, prorated between contributions and earnings.

(3)	Rollover Contributions (other than after-tax contributions), prorated between contributions and earnings.

(4)	After-Tax Rollover Contributions, prorated between contributions and earnings.

(5)	Pre-Tax Contributions (other than catch-up contributions), without earnings.

(6)	Catch-Up Contributions, without earnings.

Employer Matching Contributions are not available for hardship withdrawals.

(e)	Other Requirements

A Participant’s Employee Contributions to this or any other qualified retirement plan maintained by the Employer shall be suspended for six (6) months after a hardship withdrawal. Following the suspension, the Participant may resume contributions. A Participant’s deferral elections under any nonqualified deferred compensation maintained by the Employer shall be canceled for the remainder of the calendar year in which the hardship withdrawal occurs. Subject to the rules of Section 409A of the Code, the Participant may make new deferral elections under any nonqualified deferred compensation maintained by the Employer, but such elections may not be effective with respect to compensation paid during the six (6) months after a hardship withdrawal.

In addition, the Participant may not make a Pre-Tax Contribution to the Plan or any other plan maintained by the Employer (other than health or welfare benefit plans, including cafeteria plans under Code Section 125) for the Participant’s taxable year immediately following the taxable year of the hardship withdrawal, in excess of Pre-Tax Contributions allowable in Section 3.1(b) for the next taxable year less the amount of such Participant’s Pre-Tax Contributions for the taxable year of the hardship withdrawal.

Notwithstanding the foregoing, a Participant whose contributions have been suspended due to a hardship withdrawal shall be deemed to be an Eligible Employee for purposes of the ADP test in Section 4.1, ACP test in Section 4.2, and multiple use test in Section 4.3.

7.3.	Loans

(a)	General

A Participant who has not terminated employment with the Employer or an Affiliated Company may borrow from the Plan in accordance with this Section 7.3. Only one loan may be outstanding at any time.

To the extent of the loan amount outstanding throughout the term of the loan, a Participant’s Accounts shall not share in investment earnings and losses that would otherwise have been credited or charged to the Accounts, but it shall be credited with the loan interest payments. A loan may be transacted by contacting the Recordkeeper by telephone. Based upon such a transaction, the Participant will receive a Promissory Note and Security Agreement and information necessary to complete the processing of the loan.

(b)	Amount

No loan shall be in an amount that is less than $1,000, or greater than the lesser of $50,000 or 50% of the employee’s vested account balance. The $50,000 limit shall be reduced by the Participant’s highest outstanding loan balance in the preceding 12 months. The amount of the loan shall not exceed an amount that can be repaid by a payroll after-tax deduction which equates to 25% of the employee’s base rate of pay. Loan amounts shall be deducted from a Participant’s Accounts in the following order:

(1)	Pre-Tax Contribution Account and earnings thereon,

(2)	Vested Employer Matching Contribution Account,

(3)	matched After-Tax Contribution Account and earnings thereon,

(4)	unmatched After-Tax Contribution Account and earnings thereon, and

(5)	Rollover Account and earnings thereon.

(c)	Term

An employee may elect a loan term of one, two, three or four years or the maximum term of five years. However, the term shall end and the outstanding principal amount of the loan shall become due and payable three months following the employee’s retirement, termination of employment due to disability or other termination of employment.

(d)	Interest

The interest rate on any loan shall be set by the Administrator equivalent to the Prime Rate in effect on the last day of the preceding month, plus 1%. The Prime Rate is the interest rate reported in The Wall Street Journal (Eastern Edition) in its general guide to money rates as the base rate on corporate loans at large United States money center commercial banks. The interest rate, once established for a loan, shall remain the same throughout the term of the loan. If the Administrator at any time determines that the Prime Rate is not a reasonable rate of interest, the interest rate shall be another rate which the Administrator determines is reasonable considering the prevailing interest rate charged on similar commercial loans by persons in the business of lending money, current economic conditions and the facts and circumstances of the loan application.

(e)	Security

The amount of the loan, up to 50% of the employee’s vested account balance, shall be considered as securing the loan.

(f)	Repayment

A Participant shall repay a loan with interest in equal payments over the term of the loan by irrevocably electing after-tax payroll deductions. Loan payments shall be credited to the Participant’s Account on a monthly basis and invested according to the Participant’s current investment direction. Principal and interest payments shall be allocated prorata among the Accounts described in Subsection 7.3(b) which comprise the unpaid loan principal. The Participant may elect to pre-pay the full outstanding loan balance at any time during the repayment term.

Loan repayments for a Participant who is on an approved leave of absence shall be suspended, provided the suspension does not exceed one year and does not result in the repayment period exceeding five years. A Participant on an approved leave of absence may continue repaying a loan by personal check each pay period.

(g)	Default

Loan payments will accelerate and come due upon a Participant’s termination of employment, unless the termination is due to reduction-in-force, long-term disability, or transfer to an Affiliated Company, in which case the Participant will supplied with a coupon book for repaying the loan by personal check. A Participant who misses loan payments for three consecutive months or whose past due loan amount equals three months of payment, shall be considered in default, unless the loan repayment is suspended due to leave of absence. Further, if the loan has not been settled at the end of five years from the loan’s inception, the loan shall be considered in default. The defaulted loan balance will be reported as taxable income to the Participant for the year in which the default occurs. If a loan is in default, the plan shall foreclose upon the Participant’s Account balances to the extent of the unpaid balance of the loan as of the earliest date on which the Participant is eligible for a distribution.

(h)	Renegotiation

The terms of a loan may be renegotiated (except that the term may not be extended beyond five years from the original loan date) if the Employee is reclassified to a different job or receives short-term disability benefits and the monthly loan repayment amount then exceeds 25% of the Employee’s monthly pay.

7.4.	Withdrawals After Age 59-1/2

A Participant may withdraw all or a portion of his or her vested Accounts, with earnings, at any time after attaining age 59-1/2, regardless of whether employment has terminated.

ARTICLE 8.

VESTING

8.1.	Vesting

(a)	Fully Vested Accounts

Each Participant shall have a 100% vested, nonforfeitable right to his or her Pre-Tax Contribution Account, After-Tax Contribution Account, and Rollover Account.

(b)	Employer Matching Contribution Accounts

Each Participant shall earn a vested, nonforfeitable right to the Employer Matching Contribution made on his behalf based on his or her service, as follows:

Years of Service	Percent Vested
Less than 1	0%
1	20%
2	40%
3	60%
4	80%
5	100%

In addition, each Participant shall have a 100% vested, nonforfeitable right to his or her Employer Matching Contribution Account upon death, becoming Disabled, the attainment of his or her Normal Retirement Date, (provided he or she is an Employee on such date), or if his or her employment with the Employer is terminated due to a Reduction in Force. “Reduction in Force” means that a Participant’s employment is terminated under circumstances entitling the Participant to benefits under the Teradata Change in Control Severance Plan and any Teradata workforce redeployment or similar plan of Teradata.

8.2.	Changes in Vesting Schedule

If the vesting schedule of this Plan is amended, the vested interest of any person who is a Participant on the date such amendment is adopted, or is effective, if later, shall not be less than the vested interest computed under the Plan without regard to such amendment.

If the vesting schedule of this Plan is amended, any Participant who has completed at least three Years of Service may elect to have his or her vested interest in Employer Matching Contributions determined without regard to such amendment, by giving written notice to the Administrator within sixty days after the date the amendment is adopted, the date the amendment is effective, or the date written notice of the amendment is issued to the Participant, whichever is later.

8.3.	Forfeitures

In the event a Participant terminates prior to becoming 100% vested in his or her Employer Matching Contribution Account, the non-vested portion shall be forfeited upon the earlier of (i) the last day of the Plan Year in which the Participant incurs a five-year Break in Service, or (if) the date the Participant receives a distribution from the Plan of his or her total vested benefit following termination. The amount forfeited shall equal the non-vested balance as of the Valuation Date coinciding with or next following termination of employment. Forfeited amounts shall be applied to reduce the Employer Matching Contributions or to pay administrative expenses of the Plan

If such Participant returns to service after receiving a distribution but before incurring a five-year Break in Service, the amount forfeited (without adjustment for earnings or losses after the Participant’s termination) shall be restored as of the last day of the Plan Year in which the Participant returns to service and repays in full the prior distribution, if any, according to Section 8.4(b).

If such Participant returns to service before receiving a distribution of his or her vested Accounts and before incurring a five-year Break in Service, the amount forfeited shall be restored as of the last day of the Plan Year in which the Participant returns to service.

Assets to restore amounts forfeited shall be taken first from current forfeitures. In the event that current year forfeitures are inadequate to fully reinstate the Account, the Employer shall make a contribution in addition to the contributions required under Article 3 equal to the balance necessary to fully reinstate the Account.

If a terminated Participant is re-employed after sustaining a five-year Break in Service, the amount forfeited shall not be restored.

8.4.	Reemployment

(a)	Service for Vesting

If a nonvested Participant incurs a five-year Break in Service, his or her Years of Service preceding the Break in Service shall be disregarded, and any amounts contributed to the Employer Matching Contribution Account prior to the Break in Service shall be forfeited. If a vested Participant incurs a Break in Service of any length, all Years of Service before and after the Break in Service shall be aggregated for vesting purposes.

(b)	Repayment

If a Participant forfeited all or a portion of his or her Employer Matching Contribution Account upon termination and he or she returns to service prior to incurring a five-year Break in Service, the Participant may elect to repay the amount previously distributed from his or her Employer Matching Accounts. Such Participant may elect to repay his or her prior distribution before five years after the date of reemployment. The forfeited amount (without adjustment for earnings and losses after the Participant’s termination) shall be restored upon such repayment pursuant to Section 8.3. Amounts repaid shall be 100% vested and shall be invested in the same manner as future contributions.

ARTICLE 9.

LIMITATION ON CONTRIBUTIONS

9.1.	Maximum Annual Contribution to the Plan

For purposes of this Article 9, the Employer and any Affiliated Companies shall be considered a single employer, to the extent required by the Code.

(a)	Primary Rule

Notwithstanding any other Plan provision to the contrary, the Annual Additions to a Participant’s Accounts in this Plan and any other defined contribution plan maintained by the Employer shall not exceed the lesser of (i) 100% of the Participant’s Compensation, or (ii) $45,000 (as adjusted for cost of living increases).

(b)	Annual Additions Defined

For purposes of this Article 9, the term “Annual Additions” for any Participant in any Plan Year means the sum of the amount of Employer contributions and Participant Pre-Tax and After- Tax Contributions allocated to a Participant’s Accounts.

(c)	Cost-of-Living Adjustment

The $45,000 limit prescribed above shall be automatically adjusted for cost-of-living increases, to the maximum permissible dollar limitation determined by the Commissioner of Internal Revenue. The dollar amount applicable in computing the maximum contribution for any Participant shall be the dollar amount in effect for the calendar year in which the contribution is made.

(d)	Remedy

If for any Plan Year the Annual Additions exceed the foregoing limitations because of the allocation of forfeitures or a reasonable error in determining compensation or the amount of a Participant’s Pre-Tax Contribution permitted under Section 415 of the Code, the Employer shall distribute the amount of the Pre-Tax Contribution in excess of the limits. If the Annual Additions continue to exceed the limitations after such distribution, the Employer shall allocate the excess to a suspense account. The suspense account shall be credited with investment earnings and losses as of each Business Day in the same manner as Participant Accounts pursuant to Section 5.5. Such suspense account is for accounting purposes only and shall remain in the Trust Fund to be reallocated as provided below. Contents of the suspense account shall be allocated to the affected Participant’s Account in subsequent years when that can be done without exceeding the limitations of this Section 9.1. So long as any amount remains in the suspense account, the Employer shall not contribute to the Plan any amount which would cause an additional allocation to the suspense account. In the event the Participant ceases to be a Participant when any amount remains in a suspense account, such amount shall be reallocated to active Participants as of the end of the Plan Year following the calendar year in which he or she ceases to be a Participant. In the event the Plan terminates before any amount remaining in the suspense account has been fully allocated to Participant Accounts, the balance of the suspense account shall be distributed to the Employer.

ARTICLE 10.

TOP HEAVY PROVISIONS

10.1.	Scope

Notwithstanding any Plan provision to the contrary, for any Plan Year in which the Plan is Top Heavy within the meaning of Section 416(g) of the Code, the provisions of this Article 10 shall govern to the extent they conflict with or specify additional requirements to the Plan provisions governing Plan Years which are not Top Heavy.

10.2.	Top Heavy Status

(a)	Top Heavy

This Plan shall be “Top Heavy” if, as of the Determination Date, (1) the Present Value of Accrued Benefits of Key Employees, or (2) the sum of the Aggregate Accounts of Key Employees under this Plan and any plan of an Aggregation Group, exceeds sixty percent (60%) of the Present Value of Accrued Benefits or the Aggregate Accounts of all Participants under this Plan and any plan of an Aggregation Group, determined in accordance with Code Section 416(g) and regulations thereunder.

The Present Value of Accrued Benefits and/or Aggregate Account balance of a Participant who was previously a Key Employee but is no longer a Key Employee (or his or her Beneficiary), shall not be taken into account for purposes of determining Top Heavy status. Further, a Participant’s Present Value of Accrued Benefits and/or Aggregate Account balance shall not be taken into account if he or she has not performed services for the Affiliated Companies at any time during the five year period ending on the Determination Date.

(b)	Super Top Heavy

This Plan shall be “Super Top Heavy” if, as of the Determination Date, (1) the Present Value of Accrued Benefits of Key Employees, or (2) the sum of the Aggregate Accounts of Key Employees under this Plan and any plan of an Aggregation Group, exceeds ninety percent (90%) of the Present Value of Accrued Benefits or the Aggregate Accounts of all Participants under this Plan and any plan of an Aggregation Group.

(c)	Determination Date

Whether the Plan is Top Heavy for any Plan Year shall be determined as of the Determination Date. “Determination Date” means (a) the last day of the preceding Plan Year, or (b) in the case of the first Plan Year, the last day of such Plan Year.

(d)	Valuation Date

“Valuation Date” means, for purposes of determining Top Heaviness, the Determination Date instead of the meaning set forth in Section 1.37.

(e)	Aggregate Account

“Aggregate Account” means, with respect to a Participant, the sum of:

(1)	his or her account balances as of the Valuation Date;

(2)	contributions after the Valuation Date due as of the Determination Date;

(3)	distributions prior to the Valuation Date, made during the Plan Year that contains the Determination Date and any in-service distributions made during the four preceding Plan Years.

(f)	Present Value of Accrued Benefits

The “Present Value of Accrued Benefits” with respect to a defined benefit plan shall be based upon the Participant’s accrued benefits and the actuarial assumptions as determined under the provisions of the applicable defined benefit plan.

(g)	Key Employee

“Key Employee” means an Employee or former Employee (and his or her Beneficiaries) who, at any time during the Plan Year containing the Determination Date, is included in one of the following categories as within the meaning of Section 416(i)(l) of the Code:

(1)	an officer of the Employer whose annual aggregate Compensation from the Affiliated Companies exceeds $145,000 (or such other amount as may be in effect for such Plan Year under Section 416(i)(1)(A)(i) of the Code), provided that no more than 50 Employees shall be considered officers, or if less, the greater of 10% of the Employees or 3,

(2)	an Employee who owns more than 5% of the Employer, or

(3)	an Employee who owns more than 1% of the Employer with annual aggregate Compensation from the Affiliated Companies that exceeds $150,000.

(h)	Aggregation Group

“Aggregation Group” means the group of plans that must be considered as a single plan for purposes of determining whether the plans within the group are Top Heavy (Required Aggregation Group), or the group of plans that may be aggregated for purposes of Top Heavy testing (Permissive Aggregation Group). The Determination Date for each plan must fall within the same calendar year in order to aggregate the plans.

(1)	The Required Aggregation Group includes each plan of the Affiliated Companies in which a Key Employee is a participant in the Plan Year containing the Determination Date or any of the four preceding Plan Years, and each other plan of the Affiliated Companies which, during this period, enables any plan in which a Key Employee participates to meet the minimum participation standards or non-discriminatory contribution requirements of Code Sections 401(a)(4) and 410.

(2)	A Permissive Aggregation Group may include any plan sponsored by an Affiliated Company, provided the group as a whole continues to satisfy the minimum participation standards and non-discriminatory contribution requirements of Code Sections 401(a)(4) and 410.

Each plan belonging to a Required Aggregation Group shall be deemed Top Heavy, or non-Top Heavy in accordance with the group’s status. In a Permissive Aggregation Group that is determined Top Heavy only those plans that are required to be aggregated shall be Top Heavy. In a Permissive Aggregation Group that is not Top Heavy, no plan in the group shall be Top Heavy.

10.3.	Minimum Contribution

(a)	General Rule

For any Plan Year in which the Plan is Top Heavy, the total Employer contribution under Article 3 allocated to any non-key Participant’s account shall not be less than 3% of such Participant’s Compensation. Participant contributions under Section 3.1(a) are not considered when determining whether this 3% requirement is satisfied. However, in the event the Employer contributions allocated to each Key Employee’s account do not exceed 3% of his or her Compensation, such Employer contributions and forfeitures for non-Key Employees are only required to equal the highest percentage of Compensation, including Participant Pre-Tax Contributions under Section 3.1(a), allocated to any Key Employee’s accounts for that Plan Year under any defined contribution plans sponsored by the Affiliated Companies. The minimum contribution must be made on behalf of all non-Key Participants who are employed on the last day of the Plan Year including non-Key Employees who (1) failed to complete a Year of Service, or (2) declined to make any mandatory contributions to the Plan or enter an Enrollment Form.

(b)	Special Two Plan Rule

Where this Plan and a defined benefit plan belong to an Aggregation Group that is determined Top Heavy, the minimum contribution required under paragraph (a) above shall be increased to 5%.

10.4.	Limitation to Annual Additions in Top Heavy Plan

For any Top Heavy Plan Year in which the Employer does not make the extra minimum allocation provided below, 1.0 shall replace the 1.25 factor found in the denominators of the defined benefit and defined contribution plan fractions for purposes of calculating the combined limitation on benefits under a defined benefit and defined contribution plan pursuant to Section 415(e) of the Code.

If this Plan is Top Heavy, but is not Super Top Heavy, the above referenced fractions set forth in Section 9.2 shall remain unchanged provided the Employer makes an extra minimum allocation for non-Key Participants. The extra allocation (in addition to the minimum contribution set forth in Section 10.3) shall equal at least 2-1/2% of a non-Key Participant’s Compensation.

10.5.	Vesting

For any Top Heavy Plan Year, a Participant’s Accounts shall remain subject to the vesting provisions in Section 8.1.

ARTICLE 11.

ADMINISTRATION OF THE PLAN

11.1.	Responsibility for Plan Administration

The Employer shall be the “named fiduciary” under ERISA with respect to the operation and administration of the plan, the investment, reinvestment and administration of the assets of the Plan, and shall be the “Administrator” of the Plan.

11.2.	Asset Management Authority of the Employer

The Employer shall perform all such duties as are necessary to supervise the investment, reinvestment and administration of the assets of the Plan. The Employer may delegate its authority to administer the investment of the assets of the Plan (other than trustee responsibilities to the extent that such delegation would be limited by law). The Employer shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

(a)	to appoint and remove Trustees and Investment Managers;

(b)	to fix the compensation of such Trustees and Investment Managers;

(c)	to enter into and amend trust agreements and other agreements relating to the management and custody of Plan assets;

(d)	to allocate and reallocate Plan assets among Trustees, Investment Managers, insurance companies and others consistent with any governing documents and legal requirements;

(e)	to effect transfers of assets from one funding medium or vehicle to another;

(f)	to make investments for each trust, account or other funding vehicle either directly or through Trustees, Investment Managers or others; and

(g)	to issue investment directions and guidelines to Investment Managers, Trustees and others consistent with this Plan and the documents and requirements governing any trust, account or other funding vehicle and where applicable, any associated asset management agreement.

11.3.	Duties and Authority of the Administrator

The Administrator shall perform all such duties as are necessary to supervise the administration of the Plan and to control its operation in accordance with the terms hereof, including, but not limited to, the following:

(a)	Obtain the individual bonding required by law, as described in Section 11.4 below;

(b)	Retain auditors, accountants, consultants, legal counsel, and other advisors as it may deem necessary to carry out the provisions of the Plan;

(c)	Interpret the provisions of the Plan and resolve any question arising under the Plan, or in connection with the administration or operation of the Plan;

(d)	Make all determinations affecting the eligibility of any Employee to become a Participant in the Plan;

(e)	Determine eligibility for and amount of benefits for any Participant;

(f)	Authorize and direct disbursements of benefits under the Plan;

(g)	Delegate and allocate specific responsibilities, obligations and duties under the Plan to one or more employees, officers or such other persons as the Administrator deems appropriate;

(h)	Prepare and file, or cause to be prepared and filed, such reports, descriptions, summaries, and financial and other statements with respect to the Plan as may be necessary, desirable or required by law, within the time prescribed therefore;

(i)	Not later than seven months after the end of each Plan Year, deliver or cause to be delivered to each Participant (or the Beneficiary of a Participant who died) who was such on the last day of the Plan Year a statement setting forth the Participant’s Account balances as of such date;

(j)	Delegate to any other person, firm or corporation any of the Administrator’s responsibilities;

(k)	Furnish or cause to be furnished such reports, descriptions, summaries and statements to Participants and Beneficiaries as may be necessary, desirable or otherwise required by law, within the time specified therefore; and

(l)	Appoint a Recordkeeper to maintain records of Participant Accounts, and perform administrative functions related to such recordkeeping.

11.4.	Plan Expenses

Employees who are acting on behalf of the Administrator shall not receive additional compensation with respect to their service as such.

All reasonable expenses which are necessary to operate and administer the Plan may be deducted from the Trust Fund, or, at the election of the Employer, paid directly by the Employer; provided, that brokerage commissions and transaction costs with respect to the investment funds shall be included in the cost of a Participant’s investment in the fund at the time of the investment and in determining net proceeds on sales of investments, and provided, further, that any investment management fees are paid from the respective investment fund.

11.5.	Bonding and Insurance

To the extent required by law, every Employee acting on behalf of the Administrator, every fiduciary of the Plan and every person handling Plan funds shall be bonded. The Administrator may apply for and obtain fiduciary liability insurance insuring the Plan against damages by reason of breach of fiduciary responsibility at the Plan’s expense and insuring each fiduciary against liability to the extent permissible by law at the Employer’s expense.

11.6.	Maintenance of Written Records

The Employer and subsidiaries of the Employer that are participating in the Plan shall each keep or cause to be kept, such records as shall be proper, necessary or desirable to effectuate the purposes of the Plan, including, but not limited to, records and information with respect to the compensation of Employees, dates of employment, and Account balances of Participants; and shall give or cause to be given timely notice to the others of such information. Neither the Employer, participating subsidiaries or the Administrator shall be required to duplicate any records kept by any of the others. To the extent that the Employer or the Administrator prescribes a form for use by Participants and Beneficiaries in submitting a particular communication to the Employer or the Administrator, and specifies a time period during which such a communication may be submitted, they and the participating subsidiaries shall be protected in disregarding any such communication not made on the prescribed form or not received during the specified time period. The Employer and the Administrator shall also be protected in acting upon any notice or other communication purporting to be signed by any person and reasonably believed to be genuine and accurate, and shall not be deemed imprudent by reasons of so doing.

11.7.	Scope of Authority

The Administrator shall administer the Plan in a non-discriminatory manner for the exclusive benefit of Participants and their Beneficiaries.

The Administrator shall have all powers necessary or appropriate to carry out its duties, including the discretionary authority to interpret the provisions of the Plan and the facts and circumstances of claims for benefits, including, without limitation, questions of the eligibility of any person to participate in the Plan and the amounts payable to any person under the Plan. Any interpretation or construction of or action by the Administrator with respect to the administration of the Plan shall be conclusive and binding upon any and all parties affected thereby, subject to the exclusive appeal procedure set forth in Section 11.8. The actions of the Administrator in administering the Plan shall be overturned only if such actions are arbitrary and capricious and an abuse of its discretion under the Plan.

In addition, the Administrator shall have full authority to interpret, apply and enforce the provisions of the Plan, including without limitation the authority to correct any defects or omissions or to reconcile any inconsistencies herein, in such manner and to such an extent as deemed necessary or desirable to effectuate the Plan. The Administrator shall have the authority to make such rules and regulations for the administration of the Plan and the interpretation and application of the provisions hereof, as it deems necessary or desirable. Any determination by the Administrator within the scope of its authority and any action taken thereon in good faith shall be conclusive and binding on all persons.

11.8.	Appeal Procedure

(a)	A claim for benefit payment shall be considered filed when an application for benefits is submitted to the Recordkeeper.

(b)	Notice of Denial

Any time a claim for benefits is wholly or partially denied, the Participant or Beneficiary (hereinafter “Claimant”) shall be given written notice of such action within 90 days after the claim is filed, unless special circumstances require an extension of time for processing. If there is an extension, the Claimant shall be notified of the extension and the reason for the extension within the initial 90 day period. The extension shall not exceed 180 days after the claim is filed. Such notice will indicate the reason for denial, the pertinent provisions of the Plan on which the denial is based, an explanation of the claims appeal procedure set forth herein, and a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary.

(c)	Right to Request Review

Any person who has had a claim for benefits denied by the Administrator or his or her delegate, or is otherwise adversely affected by action of the Administrator, shall have the right to request review by the Administrator.

Such request must be in writing, and must be made within 60 days after such person is advised of the benefit denial. If written request for review is not made within such 60-day period, the Claimant shall forfeit his or her right to review. The Claimant or a duly authorized representative of the Claimant may review all pertinent documents and submit issues and comments in writing.

(d)	Review of Claim

The Administrator shall then review the claim. He or she may hold a hearing if he or she deems it necessary and shall issue a written decision reaffirming, modifying or setting aside the former action within 60 days after receipt of the written request for review, or 120 days if special circumstances, such as a hearing, require an extension. The Claimant shall be notified in writing of any such extension within 60 days following the request for review. A copy of the decision shall be furnished to the Claimant. The decision shall set forth the reasons and pertinent plan provisions on which it is based. The decision shall be final and binding upon the Claimant and the Administrator and all other persons involved.

ARTICLE 12.

TRUST FUND

12.1.	Contributions to the Trust Fund

As a part of this Plan the Employer shall maintain a Trust Fund. From time to time, the Employer shall make contributions to the Trust Fund in accordance with Article 3.

12.2.	Trust Fund for Exclusive Benefit of Participants

The Trust Fund is for the exclusive benefit of Participants. Except as provided in Sections 4.5 (Return of Contributions), 16.4 (Domestic Relations Orders) and 16.6 (Deductible Contributions), no portion of the Trust Fund shall be diverted to purposes other than this or revert to or become the property of the Employer at any time prior to the satisfaction of all liabilities with respect to the Participants.

12.3.	Trustee

As a part of this Plan, the Employer has entered into an agreement with a Trustee. The Employer has the power to remove the Trustee and appoint successors at any time. As a condition to exercising its power to remove any sole Trustee hereunder, the Employer must first enter into an agreement with a successor Trustee. The Employer may delegate the authority to direct the investment of all or a portion of the Trust Fund to the Trustee.

12.4.	Investment Manager

The Employer has the power to appoint, remove or change from time to time an Investment Manager to direct the investment of all or a portion of the Trust Fund held by the Trustee. For purposes of this section “Investment Manager” shall mean any fiduciary (other than the Trustee) who:

(a)	has the power to manage, acquire, or dispose of any asset of the Plan;

(b)	is either

(1)	registered as an investment adviser under the Investment Advisers Act of 1940, or

(2)	is a bank, or

(3)	is an insurance company qualified under the laws of more than one state to perform the services described in subparagraph (a); and

(c)	has acknowledged in writing that he, she or it is a fiduciary with respect to the Plan.

12.5.	Voting of Proxies

Each Investment Manager shall vote the proxies for the securities under the Investment Manager’s direction. The Trustee shall vote the proxies for the Teradata Common Stock held in the Teradata Unitized Stock Fund, and any securities in the Trust Fund not subject to the direction of an Investment Manager. The Trustee shall solicit voting instructions from all Participants with Account balances invested in the Teradata Unitized Stock Fund, and shall follow any such instructions received from Participants.

12.6.	Voting Shares of Teradata Common Stock: Options and Other Rights

(a)	Voting

Notwithstanding any other provision of this Plan to the contrary, if any, the Trustee shall have no discretion or authority to vote Teradata Common Stock held in the Trust on any matter presented for a vote by the stockholders of the Company except in accordance with timely directions received by the Trustee from Participants who have Accounts invested in the Teradata Unitized Stock Fund. Such directions shall be given by Participants as Named Fiduciaries under the Plan with respect to their investment in the Teradata Unitized Stock Fund and, upon timely receipt of such instructions, the Trustee shall vote the Teradata Common Stock held in the Trust pursuant to the directions of Participants giving instructions to the Trustee as set forth below.

Each Participant whose Accounts are invested in the Teradata Unitized Stock Fund shall, as Named Fiduciary, direct the Trustee with respect to the vote of Teradata Common Stock, including fractional shares thereof, represented by his or her unitized shares of the Teradata Unitized Stock Fund and the Trustee shall follow the directions of those Participants who provide timely instructions to the Trustee. Each such Participant shall, as Named Fiduciary, direct the Trustee with respect to the vote of a portion of the shares of Teradata Common Stock for which no instructions were timely received by the Trustee, whether or not represented by unitized shares of the Teradata Unitized Stock Fund held in the Account of any Participant. Such direction shall be with respect to such number of votes equal to the total number of votes attributable to Teradata Common Stock not represented by unitized shares of the Teradata Unitized Stock Fund held in the Accounts of Participants with respect to which no responses were received, multiplied by a fraction, the numerator of which is the number of votes attributable to Teradata Common Stock, including fractional shares thereof, in the Teradata Unitized Stock Fund and the denominator of which is the total number of votes attributable to Teradata Common Stock, including fractional shares thereof, represented by unitized shares of the Teradata Unitized Stock Fund held in the Accounts of all Participants who have provided directions to the Trustee under this subsection. All such directions shall be given on a confidential basis to the Trustee.

The Trustee shall use its best efforts to communicate or cause to be communicated to all Participants the provisions of this Plan and the Trust

Agreement relating to the right of Participants to direct the Trustee with respect to the voting of Teradata Common Stock represented by shares of the Teradata Unitized Stock Fund held in their Accounts under the Plan. The Trustee shall use its best efforts to distribute or cause to be distributed to Participants all communications directed generally to the owners of Teradata Common Stock entitled to vote and the Trustee shall use its best efforts to distribute or cause to be distributed to Participants all communications that the Trustee may receive, if any, from any person soliciting proxies or any other interested party (including the Employer) relating to the matters being presented for a vote by the stockholders of the Employer. The Employer shall provide the Trustee with such information and assistance as the Trustee may reasonably request in connection with any communications or distributions to Participants.

(b)	Invalid or Conflicting Provisions Relating to Voting

In the event a court of competent jurisdiction shall issue an opinion or order to the Plan, the Employer or the Trustee, which shall, in the opinion of counsel to the Employer or the Trustee, invalidate under ERISA, in all circumstances or in any particular circumstances, any provision or provisions of this paragraph regarding the manner in which Teradata Common Stock held in the Trust shall be voted or cause any such provision or provisions to conflict with ERISA, then, upon notice thereof to the Employer or the Trustee, as the case may be, such invalid or conflicting provisions of this section shall be given no further force or effect. In such circumstances the Trustee shall nevertheless have no discretion to vote Teradata Common Stock held in the Trust unless required under such order or opinion but shall follow instructions received from Participants, to the extent such instructions have not been invalidated. To the extent required to exercise any residual fiduciary responsibility with respect to voting, the Trustee shall take into account in exercising its fiduciary judgment, unless it is clearly imprudent to do so, directions timely received from Participants, as such directions are most indicative of what is in the best interests of Participants. Further, the Trustee shall take into consideration any relevant economic factors affecting the interests of current and future Participants.

(c)	Directions Relating to Exercise of Options and Other Rights

In the event that any option, right, warrant or similar property derived from or attributable to the ownership of Teradata Common Stock shall be granted, distributed or otherwise issued, which is and shall become exercisable, each Participant shall be entitled with respect to Teradata Common Stock, including fractional shares thereof, represented by shares of the Teradata Unitized Stock Fund allocated to the Participant’s Accounts, subject to the provisions set forth below, to direct the Trustee to sell, exercise, distribute, (with the consent of the Administrator), or retain any such option, right, warrant or similar property. For such purpose there shall be furnished to each Participant, on a timely and confidential basis a form to be returned to the Trustee on which he may set forth his direction whether to sell, exercise, distribute or retain part or all of such option, right, warrant or similar property. Upon timely receipt of such form or other appropriate written direction, the Trustee shall follow such direction to sell, exercise, distribute, or retain part or all of any such options, rights, warrants or similar property and, if such direction is to retain the same, the Trustee shall follow any later appropriate written directions to sell, exercise or distribute such options, rights, warrants or similar property upon receipt thereof. If a Participant shall direct the Trustee to exercise part or all of such options, rights, warrants or similar property, the Trustee shall accumulate the cash equal to the consideration necessary to exercise, from along the following sources: (i) the transfer and use of the uninvested cash, if any, allocated to the Participant in his Accounts; (ii) if and to the extent necessary, the sale of part of his options, rights, warrants, or similar property, and use of the proceeds thereof to exercise the remaining options, rights, warrants, or similar property which he has directed to be exercised; (iii) if and to the extent necessary, by requesting the Participant to remit to the Trustee an amount equal to the consideration necessary to exercise; or (iv) if and to the extent necessary, and to the extent the Trustee is willing and able, by borrowing an amount equal to the consideration necessary to exercise, provided that any such contribution or borrowing is permitted by applicable law and further provided that such contribution or borrowing will not adversely affect the continued qualified status of the Plan or continued exempt status of the Trust under the Code. In the event of any such borrowing, the Trustee shall make provisions for repayment thereof. The securities acquired by the Trustee upon such exercise shall be held in a special account or accounts established in the Trust at that time. If a Participant shall direct the Trustee to distribute to him any such options, rights, warrants or similar property, the Trustee, with the consent of the Administrator, shall distribute such options, rights, warrants or similar property provided, as certified by the Administrator (i) the Participant is age 65 or more or has five or more Years of Service and (ii) such distribution will not adversely affect the continued qualified status of the Plan or continued exempt status of the Trust under the Code.

If a Participant fails or refuses to file with the Administrator, an election not to withhold any Federal taxes upon such distribution, the Trustee shall be deemed to be authorized, to the extent necessary, as instructed by the Administrator, to sell part of such options, rights, warrants, or similar property and use the proceeds from such sales to pay all applicable Federal withholding taxes due in connection with such distribution. Upon any such distribution, the Trustee shall report the same to the Administrator to permit compliance with the applicable reporting provisions of the Code. For all Plan purposes, all options, rights, warrants or similar property described in this Subsection (c) shall be treated as income added to the appropriate Accounts of Participants. If, within a reasonable period of time after the form soliciting direction from a Participant has been sent, no written direction shall have been received by the Trustee from him, the Trustee shall, in its sole discretion sell, exercise, or retain and keep unproductive of income such option, right, warrant, or similar property for which no response has been received from such Participant.

In the event of a discretional decision by the Trustee to exercise, the Trustee shall be deemed to be authorized to accumulate the amount equal to the consideration necessary to exercise from any of the sources specified herein and to hold such acquired securities in the Trust as specified herein. In connection with any discretionary decisions by the Trustee to sell, exercise or retain and keep unproductive of income any such option, right, warrant, or similar property, the Trustee shall consider relevant economic factors, all as evidenced by the proportion of the directions received from Participants to either sell, exercise, or retain such options, rights, warrants or similar property, and shall also consider such other factors as the Trustee may deem relevant.

ARTICLE 13.

AMENDMENT AND TERMINATION

13.1.	Amendment - General

It is the Employer’s intention that the plan will continue indefinitely. However, the Employer shall have the right to amend, terminate, or partially terminate this Plan at any time subject to any advance notice or other requirements of ERISA, by a resolution of the Board.

The Board shall also have the authority to authorize officers of the Employer to implement the amendment or termination of the Plan. The Board of Directors may delegate to other entities, in writing, the authority to amend the Plan with respect to specified topics.

13.2.	Amendment - Consolidation or Merger

In the event the Plan’s assets and liabilities are merged into, transferred to or otherwise consolidated with any other retirement plan, then such must be accomplished so as to ensure that each Participant would (if the other retirement plan then terminated) receive a benefit immediately after the merger, transfer or consolidation, which is equal to or greater than the benefit the Participant would have been entitled to receive immediately before the merger, transfer or consolidation (as if the Plan had then terminated). This provision shall not be construed as limiting the powers of the Employer to appoint a successor Trustee.

13.3.	Termination of the Plan

The termination of the Plan shall not cause or permit any part of the Trust Fund to be diverted to purposes other than for the exclusive benefit of the Participants, or cause or permit any portion of the Trust Fund to revert to or become the property of the Employer at any time prior to the satisfaction of all liabilities with respect to the Participants.

Upon termination of this Plan, the Employer shall continue to act for the purpose of complying with the preceding paragraph and shall have all power necessary or convenient to the winding up and dissolution of the Plan as herein provided. While so acting, the Administrator shall be in the same status and position with respect to other persons as if the Plan remained in existence.

13.4.	Allocation of the Trust Fund on Termination of Plan

In the event of a complete or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, with respect to all Participants or a specified group or groups of Participants, the Trustee shall allocate and segregate a proportionate interest in the Trust Fund for the benefit of affected Participants.

All Accounts accrued by the affected Participants shall be 100% vested and non-forfeitable. The Administrator shall direct the Trustee to allocate the assets of the Trust Fund to those affected Participants.

ARTICLE 14.

FIDUCIARIES

14.1.	Limitation of Liability of the Employer and Others

To the extent permitted by law, no Participant shall have any claim against the Employer, or against its directors, officers, members, agents or representatives, for any benefits under the Plan, and such benefits shall be payable solely from the Trust Fund; nor shall the Employer, nor its directors, officers, members, agents or representatives incur any liability to any person for any action taken or suffered or omitted to be taken by them under the Plan in good faith.

14.2.	Indemnification of Fiduciaries

In order to facilitate the recruitment of competent fiduciaries, the Employer agrees to provide the indemnification as described herein. This provision shall apply to Employees who are considered Plan fiduciaries including without limitation, Employees acting on behalf of the Administrator, agents of the Administrator, or any officers, directors or other Employees. Notwithstanding the preceding, this provision shall not apply and indemnification will not be provided for any Trustee or Investment Manager appointed as provided in this Plan.

14.3.	Scope of Indemnification

The Employer agrees to indemnify an Employee fiduciary as described above for all acts taken in good faith in carrying out his or her responsibilities under the terms of this Plan or other responsibilities imposed upon such fiduciary by ERISA. This indemnification for all acts is intentionally broad but shall not provide indemnification for embezzlement or diversion of Plan assets for the benefit of the Employee fiduciary. The Employer agrees to indemnify Employee fiduciaries described herein for all expenses of defending an action by a Participant, Beneficiary or government entity, including all legal fees for counsel selected with the consent of the Employer and other costs of such defense. The Employer will also reimburse an Employee fiduciary for any monetary recovery in any court or arbitration proceeding. In addition, if the claim is settled out of court with the concurrence of the Employer, the Employer will indemnify an Employee fiduciary for any monetary liability under said settlement. The Employer shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section 14.3 applies. The Employer may satisfy its obligations under this Section 14.3 in whole or in part through the purchase of a policy or policies of insurance providing equivalent protection.

ARTICLE 15.

ADOPTION BY AFFILIATED COMPANIES

15.1.	Adoption by Affiliated Companies

Each United States Affiliated Company listed on Appendix A on the Effective Date shall be considered an “Employer” as of such date for purposes other than Articles 11, 12 and 13. Any other United States Affiliated Company may, pursuant to a resolution of its board of directors, with the consent of the Board, adopt the Plan for the exclusive benefit of its employees eligible to participate thereunder. Such adoption shall be effective as of such date as shall be specified by such Affiliated Company and consented to by the Board. Any such Affiliated Company which has so adopted the Plan shall be listed in Appendix A and shall be considered an “Employer” for purposes other than Articles 11, 12 and 13.

15.2.	Spin-Off of a Division

If any United Stated division of an Employer shall be established and shall thereafter become an Affiliated Company, then, unless the Board shall otherwise determine, such Affiliated Company shall be deemed to have adopted the Plan effective as of the date such division becomes an Affiliated Company and shall become an Employer hereunder as of such date without the necessity for any action by its board of directors and without the necessity of the consent of the Board.

15.3.	Merger of an Employer

Any entity into which an Employer may be merged, or with which it may be consolidated, or any entity resulting from any merger, reorganization or consolidation to which an Employer may be a party, or any entity to which all or substantially all of the assets of an Employer may be transferred, shall, so long as it shall continue to be an Affiliated Company, continue as an Employer hereunder without the execution or filing of any instrument or the performance of any further act.

15.4.	Termination of Participation by an Employer

An Employer may terminate its participation in the Plan at any time by a resolution of its board of directors. The Board may terminate the participation of an Employer at any time by resolution.

15.5.	Adoption by Non-Affiliated Companies

An Employer which is not an Affiliated Company, may adopt the Plan as if it were an Affiliated Company, subject to the terms of this Article 15.

ARTICLE 16.

MISCELLANEOUS PROVISIONS

16.1.	Facility of Payment

In the event any benefit under this Plan shall be payable to a person who is under legal disability or is in any way incapacitated so as to be unable to manage his or her financial affairs, the Administrator may direct payment of such benefit to a duly appointed guardian, committee or other legal representative of such person or in the absence of a guardian or legal representative, to a custodian for such person under a Uniform Gift to Minors Act or to any relative of such person by blood or marriage, for such person’s benefit. Any payment made in good faith pursuant to this provision shall fully discharge the Employer and the Plan of any liability to the extent of such payment.

16.2.	Correction of Errors

Any Employer contribution to the Trust Fund made under a mistake of fact (or investment proceed of such contribution if a lesser amount) shall be returned to the Employer within one year after payment of the contribution.

In the event an incorrect amount is paid to a Participant or Beneficiary, any remaining payments may be adjusted to correct the error. The Administrator may take such other action it deems necessary and equitable to correct any such error.

16.3.	Missing Persons

In the event a distribution is required to commence under Section 6.2 and the Participant or Beneficiary cannot be located, the Participant’s Account shall be forfeited on the last day of the Plan Year following the Plan Year in which distribution was supposed to commence. Such forfeiture shall be used to reduce Employer Matching Contributions.

If the affected Participant or Beneficiary later contacts the Employer, his or her Account shall be reinstated and distributed as soon as practical. The Employer shall reinstate the amount forfeited by making a special Employer contribution equal to such amount and allocating it to the affected Participant’s or Beneficiary’s Account. Such reinstatement shall not be considered an annual addition for purposes of the limitations on contributions pursuant to Code Section 415.

Prior to forfeiting any Account, the Employer shall attempt to contact the Participant or Beneficiary by return receipt mail at his or her last known address according to the Employer’s records, and by the letter forwarding services offered through the Internal Revenue Service, or the Social Security Administration, or such other means as the Administrator deems appropriate.

16.4.	Domestic Relations Orders

Notwithstanding any Plan provisions to the contrary, benefits under the Plan may be paid to someone other than the Participant or Beneficiary pursuant to a Qualified Domestic Relations Order, in accordance with Section 414(p) of the Code. A Qualified Domestic Relations Order is

a judgment, decree, or order (“Order”) (including approval of a property settlement agreement) that:

(a)	relates to the provision of child support, alimony payments or marital property rights to a Spouse, former Spouse, child or other dependent of a Participant;

(b)	is made pursuant to a state domestic relations law (including a community property law);

(c)	creates or recognizes the existence of an alternate payee’s right to, or assigns to an alternate payee the right to, receive all or a portion of the benefits payable to a Participant under the Plan;

(d)	specifies the name and last known address of the Participant and each alternate payee;

(e)	specifies the amount or method of determining the amount of benefit payable to an alternate payee;

(f)	names each plan to which the order applies;

(g)	does not require any form, type or amount of benefit not otherwise provided under the Plan, and does not require payment to the alternate payee in a joint and survivor form of payment;

(h)	does not conflict with a prior Domestic Relations Order that meets the other requirements of this section.

Payments to an alternate payee pursuant to a Qualified Domestic Relations Order shall commence as provided in this section, regardless of the Participant’s age or whether the Participant terminates or continues employment.

The Administrator shall determine whether an order meets the requirements of this section within a reasonable period after receiving an order. The Administrator shall notify the Participant and any alternate payee that an order has been received. Any amounts which are to be paid pursuant to the order, during the period while its qualified status is being determined, shall be held in a separate account under the Plan for any alternate payee pending determination that an order meets the requirements of this section. If within eighteen months after such a separate account is established, the order has not been determined to be a qualified Order, the amount in the separate account shall be returned to the Participant’s Account.

If an order is determined not be qualified, the separate account shall be maintained for six months after the date the order is returned to the alternate payee. If a revised order is submitted within the six month period, the separate account will be maintained while the revised order is reviewed. If a revised order is not submitted within the six month period, the separate accounting shall cease until a revised order is received.

If the Administrator receives a court order directing that distribution of a Participant’s Account be suspended because a Domestic Relations Order is in preparation, the Administrator shall suspend payment of up to 50% of the Participant’s account for not more than 30 days. If no order is received during the 30-day period, distribution of the Account shall resume.

If an order is determined to be qualified, payment to the alternate payee shall be made in a lump sum or a Direct Transfer as requested by the alternate payee. If the alternate payee does not elect payment within six months after the order is determined to be qualified, a lump sum payment of the alternate payee’s benefit will be made.

No portion of an outstanding loan will be distributed to an alternate payee, however, any outstanding loan balance will be included in determining a Participant’s account balance for purposes of implementing a qualified Order, unless otherwise specified in the Order.

Distribution to an alternate payee shall be made on a pro rata basis from the Participant’s Accounts, and shall be made on a pro rata basis from the investment funds in which the Participant’s Accounts are invested, unless the Order specifies particular investment funds.

16.5.	Plan Qualification

Any modification or amendment of the Plan may be made retroactive, as necessary or appropriate, to establish and maintain a “qualified plan” pursuant to Section 401 of the Code, and ERISA and regulations thereunder and exempt status of the Trust Fund under Section 501 of the Code.

16.6.	Deductible Contribution

Notwithstanding anything herein to the contrary, any contribution by the Employer to the Trust Fund is conditioned upon the deductibility of the contribution by the Employer under the Code and, to the extent any such deduction is disallowed, the Employer may within one year following a final determination of the disallowance, demand repayment of such disallowed contribution and the Trustee shall return such contribution less any losses attributable thereto to the Employer within one year following the disallowance.

16.7.	Plan Administration - Miscellaneous

(a)	Limitations on Assignments

Benefits under the Plan may not be assigned, sold, transferred, or encumbered, and any attempt to do so shall be void. The interest of a Participant in benefits under the Plan shall not be subject to debts or liabilities of any kind and shall not be subject to attachment, garnishment or other legal process, except as provided in Section 16.4 relating to Domestic Relations Orders, or otherwise permitted by law.

(b)	Masculine and Feminine, Singular and Plural

Whenever used herein, pronouns shall include the opposite gender, and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.

(c)	No Additional Rights

No person shall have any rights in or to the Trust Fund, or any part thereof, or under the Plan, except as, and only to the extent, expressly provided for in the Plan. Neither the establishment of the Plan, the establishment of Participant Accounts nor any action of the Employer shall be held or construed to confer upon any person any right to be continued as an Employee, or, upon dismissal, any right or interest in the Trust Fund other than as herein provided. The Employer expressly reserves the right to discharge any Employee at any time.

(d)	Governing Law

This Plan shall be construed in accordance with applicable federal law and the laws of the State of Ohio.

(e)	Disclosure to Participants

Each Participant shall be advised of the general provisions of the Plan and, upon written request addressed to the Administrator, shall be furnished any information requested regarding the Participant’s status, rights and privileges under the Plan as may be required by law.

(f)	Income Tax Withholding Requirements

Any retirement benefit payment made under the Plan will be subject to any applicable income tax withholding requirements. For this purpose, the Administrator shall provide the Trustee with any information the Trustee needs to satisfy such withholding obligations and with any other information that may be required by regulations promulgated under the Code.

(g)	Severability

If any provision of this Plan shall be held illegal or invalid for any reason, such determination shall not affect the remaining provisions of this Plan which shall be construed as if said illegal or invalid provision had never been included.

The Teradata Savings Plan is hereby amended and restated.

IN WITNESS WHEREOF, the Employer has caused this Plan to be duly executed on this 1st day of October, 2007.

FOR TERADATA CORPORATION

By:	/s/ Saundra Davis
Saundra Davis
Vice President, Human Resources

APPENDIX A

Participating Affiliated Companies

Legal Entity Name (English)

DecisionPoint Applications, Inc.

DecisionPoint Applications Europe, Inc.

Teradata US, Inc.

Teradata Operations, Inc.

Teradata International, Inc.

Teradata Government Systems LLC

Teradata Australia Pty Ltd.

Teradata Information Systems (China) Limited

Teradata (Hong Kong) Limited

Teradata Japan KK

TeraWarehouse Korea Co. Ltd.

TData Corporation (Malaysia) Sdn. Bhd.

Teradata (NZ) Corporation

Teradata (Singapore) Pte. Ltd.

Teradata Taiwan LLC, Taiwan Branch

Teradata (Thailand) Co. Ltd.

Teradata de Argentina S.R.L.

TRDT Brasil Tecnologia Ltda.

Teradata Canada ULC

DecisionPoint Applications Canada, Inc.

Teradata Chile Technologias de Informacion Limitada

TDC Colombia Ltda.

Teradata Solutions México, S. de R.L. de C.V.

Teradata de México, S. de R.L. de C.V.

Teradata GmbH

Teradata Belgium SNC

Teradata Czeska Republika spol. Sro.

Teradata Danmark ApS

Teradata Egypt WLL

Teradata Finland Oy

Teradata France SAS

Teradata GmbH

Teradata Magyarosrzag Kft.

Teradata India Private Limited

Teradata Ireland Limited

Legal Entity Name (English)

Teradata Italia Srl

Teradata Netherlands BV

Teradata Norge AS

Teradata Global Consulting Pakistan (Private) Limited

Teradata Pakistan (Private) Limited

Teradata Polska Sp. z o.o.

“Teradata” LLC

Teradata Iberia SL

Teradata Sweden AB

Teradata (Schweiz) GmbH

Teradata Bilisim Sistemleri Ltd. Sti.

Teradata (UK) Limited